 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1998

                                                REGISTRATION NO. 333-41171

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                              PC CONNECTION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   NEW HAMPSHIRE                  5961                     02-0372768

   (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
   JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
  INCORPORATION OR
    ORGANIZATION)


              528 ROUTE 13
                         MILFORD, NEW HAMPSHIRE 03055
                                (603) 423-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                                PATRICIA GALLUP
                       CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                              PC CONNECTION, INC.
                                 528 ROUTE 13
                         MILFORD, NEW HAMPSHIRE 03055
                                (603) 423-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
        PAUL P. BROUNTAS, ESQ.              PHILIP E. COVIELLO, JR., ESQ.
         JAY E. BOTHWICK, ESQ.                    LATHAM & WATKINS
           HALE AND DORR LLP                      885 THIRD AVENUE
            60 STATE STREET                          SUITE 1000
      BOSTON, MASSACHUSETTS 02109           NEW YORK, NEW YORK 10022-4802
            (617) 526-6000                         (212) 906-1200
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                                --------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM      AMOUNT OF
   TITLE OF EACH CLASS OF           AMOUNT TO      OFFERING PRICE   AGGREGATE OFFERING   REGISTRATION
SECURITIES TO BE REGISTERED       BE REGISTERED       PER UNIT         PRICE (1)(2)           FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
 per share.....................                                        $57,500,000         $17,425(3)
-----------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee.

(3) Previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 14, 1998

PROSPECTUS
     , 1998

                                       SHARES

                              PC CONNECTION, INC.

                                  COMMON STOCK

  All the shares of Common Stock, $0.01 par value per share (the "Common Stock"), offered hereby (the "Offering") are being sold by PC Connection, Inc. ("PC Connection" or the "Company").

  Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial price to the public
will be between $     and $    per share. See "Underwriting" for information
relating to the factors to be considered in determining the initial price to the public.

  Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "PCCC."

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
                                             PRICE     UNDERWRITING   PROCEEDS
                                            TO THE    DISCOUNTS AND    TO THE
                                            PUBLIC    COMMISSIONS(1) COMPANY(2)
-------------------------------------------------------------------------------
Per Share................................   $             $            $
Total(3)................................. $             $            $
-------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting" for indemnification arrangements with the Underwriters.
(2) Before deducting expenses payable by the Company estimated at $   .

(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to an aggregate of   additional shares at the Price to the Public, less
    Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and Proceeds to the Company will be
    $   , $    and $   , respectively. See "Underwriting."

  The shares of Common Stock are being offered by the several Underwriters subject to prior sale, when, as and if issued and accepted by them, subject to certain prior conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common
Stock will be made in New York, New York on or about      , 1998.

DONALDSON, LUFKIN & JENRETTE
     SECURITIES CORPORATION

                       NATIONSBANC MONTGOMERY SECURITIES, INC.
                                                         WILLIAM BLAIR & COMPANY

INSIDE FRONT COVER
------------------

FIRST PAGE OF INSIDE COVER:
--------------------------

[ACROSS THE TOP OF THE PAGE:
         PICTURE OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK TO THE LEFT AND THE TEXT "PC CONNECTION YOUR SOURCE FOR COMPUTERS, SOFTWARE AND PERIPHERALS SINCE 1982"]

[IN CENTER OF PAGE:
         PICTURES FROM LEFT TO RIGHT OF THE PC CONNECTION CATALOG, THE PC CONNECTION INTERNET WEB PAGE AND THE MACCONNECTION CATALOG.]

[AT THE BOTTOM LEFT OF THE PAGE:
         7-TIME WINNER BEST MAIL-ORDER COMPANY
         1997 PC WORLD WORLD CLASS LOGO
         1990, 1991, 1992, 1994, 1995, 1996 & 1997]

[AT THE BOTTOM RIGHT OF THE PAGE:
         THE PC MAGAZINE 100 LOGO
         INCLUDED IN PC MAGAZINE'S "100 MOST INFLUENTIAL COMPANIES OF 1997"]


GATEFOLD:
--------

[AT THE TOP LEFT OF THE GATEFOLD:
         PICTURE OF THE PC CONNECTION CATALOG COVER PAGE AND TWO PICTURES OF THE CATALOG OPENED.
         CAPTION: COLORFUL CATALOGS FEATURING PRODUCTS FROM COMPAQ, HEWLETT PACKARD, TOSHIBA, IBM, MICROSOFT, SONY, HITACHI, APPLE AND MANY OTHERS.]

[AT THE TOP RIGHT OF THE GATEFOLD:
         PICTURE OF THE PC CONNECTION INTERNET WEB SITE.
         CAPTION: ONLINE SUPERSTORE OFFERS ONLINE ORDERING FOR MORE THAN 15,000 PRODUCTS. FEATURES MANUFACTURER HOTLINKS, A PRODUCT SEARCH ENGINE, AND ONLINE TECHNICAL SUPPORT. WWW.PCCONNECTION.COM]

[CENTER OF THE GATEFOLD:
         PC CONNECTION(R) ACROSS THE PAGE]

[AT THE BOTTOM LEFT OF THE GATEFOLD:
         PICTURE ABOVE OF A PERSON SERVICING A COMPUTER.
         CAPTION: SERVICE CONNECTION(TM).
                  TRAINING PROGRAMS FOR OUR SERVICE AND SUPPORT PERSONNEL EMPHASIZE PUTTING CUSTOMER NEEDS FIRST. THE COMPANY IS OPEN 24-HOURS A DAY, SEVEN DAYS A WEEK TO HANDLE ORDERS AND GENERAL INQUIRIES.

         PICTURE BELOW OF INDIVIDUALS PACKING PRODUCTS TO FILL ORDERS AT THE DISTRIBUTION CENTER.
         CAPTION: EVERYTHING OVERNIGHT(R)
                  CUSTOMERS CAN PLACE THEIR ORDERS AS LATE AS 2:45 A.M. ET AND STILL GET OVERNIGHT DELIVERY.]

[AT THE BOTTOM RIGHT OF THE GATEFOLD:
         PICTURE ABOVE OF ONE OF THE COMPANY'S TELEMARKETING ACCOUNT MANAGERS AT HER COMPUTER.
         CAPTION: CORPORATE TELEMARKETING ACCOUNT MANAGERS PURSUE BUYERS IN BUSINESS, GOVERNMENT AND EDUCATION MARKETS.

         PICTURE BELOW OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK.
         CAPTION: SINCE 1982 PC CONNECTION HAS EMPHASIZED CUSTOMER SERVICE, WITH PROGRAMS SUCH AS TOLL-FREE TECHNICAL SUPPORT, ONE-MINUTE MAIL ORDER(R) & EVERYTHING OVERNIGHT(R).]


  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

  PC Connection is a leading direct marketer of brand-name personal computers and related peripherals, software, accessories and networking products. The Company's primary target customers are small and medium-sized organizations ("SMORGS") comprised of 20 to 1,000 employees. PC Connection sells its products through a combination of targeted direct mail catalogs, outbound telemarketing, its Internet Web site and advertisements on the Internet and in selected computer magazines. The Company offers a broad selection of approximately 15,000 products targeted for business use at competitive prices, including products from Compaq, Hewlett-Packard, Toshiba, IBM, Microsoft, Sony, Hitachi and Apple. The Company's most frequently ordered products are carried in inventory and are typically shipped to customers the same day that the order is received.

  The Company has experienced rapid growth in sales, profitability, number of orders and average order size as a result of: (i) a substantial increase in the number and assortment of products carried by the Company; (ii) increases in outbound telemarketing personnel and improvements in productivity; (iii) increases in catalog circulation; and (iv) improvements in inbound telemarketing productivity. The Company recorded net sales of $333.3 million and income from operations of $7.5 million in 1996, representing increases of 32.2% and 193.4%, respectively, over 1995. In the nine months ended September 30, 1997, the Company recorded net sales of $383.5 million and income from operations of $12.5 million, representing increases of 70.4% and 182.2%, respectively, over the comparable period in 1996. Net sales of Microsoft Windows or MS-DOS based personal computers ("PCs") and compatible products were approximately 77% of net sales for the nine months ended September 30, 1997.

  According to industry data published by Merrin Information Services, Inc. ("Merrin") in May 1997, domestic sales of personal computers and related products were $77.8 billion in 1996 and are projected to be $138.2 billion in 2000, representing a compound annual growth rate of 15.4%. The Company believes that the direct marketing channel will be among the fastest growing distribution channels for the domestic personal computer and related products industry. As a leading participant in the direct marketing channel, the Company believes it is well positioned to capitalize on the expected growth in the industry.

  The Company's growth strategies are to: (i) increase penetration of its existing customer base; (ii) broaden its product offerings to include higher margin products such as network servers and communications equipment; and (iii) expand its customer base. The Company plans to target a greater number of its existing customers with outbound telemarketing, more aggressively pursue first-to-market product offerings, provide specialized offerings to targeted segments of its customer base and increase its investments in electronic commerce and Internet related marketing opportunities.

  Since its founding in 1982, the Company has focused on serving customer needs by providing innovative, reliable and timely customer service and technical support, and offering an extensive assortment of branded products, through knowledgeable, well-trained sales and support teams. The effectiveness of this strategy is reflected in the recognition accorded the Company, including the Company's receipt of the PC World "World Class Award for Best Mail-Order Company" in 1997, as voted by its readers, for the seventh time in the past eight years, and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  The Company believes that its consistent customer focus has also resulted in the development of strong brand name recognition and a broad and loyal customer base. At September 30, 1997, the Company's mailing list consisted of approximately 2,000,000 customers and potential customers, of which approximately 500,000 had purchased products from the Company within the last twelve months. Approximately 65% of the Company's orders in the nine months ended September 30, 1997 and in the year ended December 31, 1996 were placed by customers who had previously purchased products from the Company. The Company believes it has also developed strong relationships with vendors, resulting in favorable product allocations and marketing assistance.

  Commencing in late 1995, the Company significantly increased its business-to-business marketing efforts targeting SMORGS, a rapidly growing sector of the personal computer market that the Company believes is particularly receptive to purchases from direct marketers. To serve this growing part of its business more effectively, the Company has increased the number of its outbound telemarketing account managers from 48 at December 31, 1995 to 156 at September 30, 1997, including 86 new account managers with less than 12 months of outbound telemarketing experience with the Company. Historically, outbound account managers become significantly more productive in their second year with the Company. In addition, in late 1995 the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity.

  The Company's two major catalogs are PC Connection(R), focused on PCs and compatible products, and MacConnection(R), focused on Apple Macintosh personal computers ("Macs") and compatible products. With colorful illustrations, concise product descriptions, relevant technical information, along with customer service benefits and toll-free telephone numbers for ordering, the Company's catalogs are recognized as a leading source for personal computer hardware, software and other related products. The Company distributed approximately 24 million catalogs during the nine months ended September 30, 1997.

  The Company also markets its products and services through its Internet Web site, www.pcconnection.com, which provides customers and prospective customers with Company and product information and enables customers to place electronic orders for all of the Company's products. The Company believes that as the Internet becomes a more important commercial medium, it will be well positioned to capitalize on growth through this emerging channel.

  The Company operates in a competitive industry and there can be no assurance that the Company will sustain historical growth rates. See "Risk Factors."

  The Company has a 102,000-square foot, full-service distribution and order fulfillment center in Wilmington, Ohio and a related 25,700-square foot warehouse in Xenia, Ohio. The Company also operates telemarketing centers in Hudson, Keene and Milford, New Hampshire.

                                ----------------

  The Company's principal executive offices are located at 528 Route 13, Milford, New Hampshire 03055, and its telephone number is (603) 423-2000. The Company's Internet Web site is located at www.pcconnection.com. Neither the information contained in the Company's Internet Web site nor Internet Web sites linked to the Company's Internet Web site shall be deemed to be a part of this Prospectus.

                                ----------------

  PC Connection(R), MacConnection(R) and Everything Overnight(R) are registered trademarks of the Company. This Prospectus also includes product and company names, trademarks and trade names of companies other than the Company.

                         REORGANIZATION OF THE COMPANY

  The Company was incorporated in New Hampshire in September 1983 and expects to amend and restate its Articles of Incorporation immediately prior to consummation of the Offering. Pursuant to this amendment the Company will convert all of the issued and outstanding shares of Series A Non-Voting Common Stock, $.01 par value per share, (the "Non-Voting Common Stock") and Series B Voting Common Stock, $.01 par value per share (the "Voting Common Stock" and together with the Non-Voting Common Stock, the "Company Common Stock"), into a
single series of Voting Common Stock, $0.01 par value per share, on a   -for-
one basis (the "Recapitalization").

  For all periods described in the Prospectus, the Company has elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable state tax laws. As a result of the S Corporation status of the Company, the stockholders of the Company were taxed directly on the earnings of the Company. Upon the consummation of the Offering, the status of the Company as an S Corporation will terminate and the Company will be subject to federal and state income taxes at applicable corporate tax rates (the "S Corporation Termination," and together with the Recapitalization, the "Reorganization"). Prior to the consummation of the Offering, the Company will declare a dividend (the "S Corporation Dividend") to its then existing stockholders (the "S Corporation Stockholders") in the
aggregate amount of approximately $   million, which amount is equal to
substantially all previously taxed, but undistributed, S Corporation earnings. After the consummation of the Offering, the Company will use a portion of the net proceeds from the Offering to pay the S Corporation Dividend to the S Corporation Stockholders. See "Use of Proceeds."

                                  THE OFFERING

 Common Stock offered by the
  Company............................           shares
 Common Stock to be outstanding after
  the Offering.......................           shares(1)
 Use of Proceeds..................... Repayment of debt; payment of the S
                                      Corporation Dividend; and working capital
                                      and other general corporate purposes. See
                                      "Use of Proceeds."
 Proposed Nasdaq National Market
  symbol............................. PCCC

--------------------

(1) Does not include (a)     shares of Common Stock issuable upon the exercise
    of stock options outstanding as of December 31, 1997 with a weighted
    average exercise price of $   per share and (b) an additional     shares of
    Common Stock reserved for future issuance under the Company's 1993 Incentive and Non-Statutory Stock Option Plan, 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan.

                      SUMMARY FINANCIAL AND OPERATING DATA

                                                                                          NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                          ------------------------------------------------------------ -----------------------
                             1992       1993         1994         1995        1996        1996        1997
                          ---------- -----------  -----------  ----------- ----------- ----------- -----------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $  147,627 $   163,390  $   196,659  $   252,217 $   333,322 $   225,074 $   383,460
 Gross profit...........      25,748      26,124       30,702       40,918      51,205      35,430      53,452
 Income (loss) from
  operations............       1,242      (3,478)      (1,951)       2,545       7,466       4,425      12,487
 Net income (loss)......         124      (3,385)      (2,341)       1,273       4,756       2,101       2,452
PRO FORMA DATA(1):
 Net income............................................................    $     3,750             $     6,967
 Net income per share..................................................    $                       $
                                                                           ===========             ===========
 Weighted average number of common and common equivalent shares outstanding(2).......................................................
                                                                           ===========             ===========
SELECTED OPERATING DATA:
 Active customers(3)....     246,000     258,000      295,000      353,000     424,000     401,000     492,000
 Catalogs distributed...   6,000,000  10,000,000   16,900,000   16,800,000  18,600,000  11,200,000  24,000,000
 Orders entered(4)......     661,000     695,000      803,000      854,000     910,000     628,000     891,000
 Average order size.....  $      248 $       264  $       282  $       346 $       453 $       445 $       512

                                                  AS OF SEPTEMBER 30, 1997
                                             -----------------------------------
                                                                    PRO FORMA
                                             ACTUAL  PRO FORMA(5) AS ADJUSTED(6)
                                             ------- ------------ --------------
BALANCE SHEET DATA:
 Working capital............................ $16,477   $(8,202)
 Total assets...............................  95,549    99,774
 Short-term debt............................   9,380     9,380
 Long-term debt (less current portion)......   3,500     3,500
 Total stockholders' equity (deficit).......  21,280    (2,220)

--------------------
(1) The pro forma adjustments give effect to (i) the elimination of additional stockholder/officer compensation expense of $1,139 and $8,540 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing amounts in excess of aggregate annual base salaries of $600 to be in effect as of the closing date of the Offering and
    (ii) the Reorganization, including the provision for income taxes at an assumed rate of 39% based upon pro forma income of the Company as if it had not elected to be treated as an S Corporation. Increases in taxes amounted to $2,145 and $4,025 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
(2) The pro forma weighted average number of common and common equivalent shares outstanding assumes that (i) all shares of stock issuable upon exercise of all stock options granted in 1997 were outstanding and (ii) a number of shares determined by dividing (x) the S Corporation Dividend (which if made at September 30, 1997 would have approximated $26,000) by
    (y) the mid-point of the range set forth on the cover page of this Prospectus, were outstanding.
(3) All customers included in the Company's mailing list who have made a purchase within the last twelve-month period.
(4)Does not reflect cancellations or returns.

(5) Reflects the declaration of the S Corporation Dividend estimated to be in the amount of $26,000 at September 30, 1997 and establishment of net deferred income tax assets of approximately $2,500 resulting from the termination of the Company's S Corporation status.

(6) Adjusted to give effect to the Reorganization, the Offering and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

  In addition to the other information contained in this Prospectus, the following factors should be carefully considered by prospective investors when evaluating an investment in the Common Stock offered hereby.

RISKS ASSOCIATED WITH RAPID GROWTH

  Net sales have grown from $147.6 million for the year ended December 31, 1992 to $383.5 million for the nine months ended September 30, 1997. This growth has placed increasing demands on the Company's management resources and facilities. The Company's business strategy is to pursue additional growth and expand its customer base, which is likely to result in additional demands on the Company's resources. The Company's future success will depend in part on the ability of the Company to manage any future growth effectively. There can be no assurance that the Company will realize future growth in net sales or will not experience decreases in net sales. See "Business--Growth Strategy."

RISKS RELATED TO TRANSITION OR EXPANSION OF FACILITIES

  In November 1997, the Company entered into a fifteen-year lease for a new 103,000 square foot corporate headquarters facility in Merrimack, New Hampshire with a company controlled by the Company's principal stockholders. Significant renovation to this facility is required prior to occupancy by the Company. The Company expects to relocate its operations to this new facility and vacate its current leased facility in Milford, New Hampshire in the summer of 1998. The Company will likely incur certain moving and other costs, not expected to exceed $500,000, relating to this relocation which would be charged to operating results in the period incurred. Any significant delay in the renovation of the new facility, or unanticipated expense, capital cost or disruption of the Company's business or operations caused by the relocation to the new facility, could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions--Leases."

  Additional and/or alternative facilities for distribution and inventory may be required to support significant future growth in the Company's net sales, if realized. There can be no assurance that suitable facilities will be available, and in the absence of such facilities, future growth could be impaired. See "Business--Distribution" and "Business--Facilities."

  If the Company is unable to generate increased sales and gross profit sufficient to absorb increased overhead and other costs associated with its relocation and potential expansion, the Company would likely experience lower profit margins which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS

  The Company's success is dependent on the accuracy, reliability and proper use of its management information systems, including its telephone system, and the information generated by its management information systems. The Company does not currently have redundant systems for all functions performed by its management information systems or a redundant or back-up telephone system. Any interruption in these systems or in telephone service could have a material adverse effect on the Company's financial position, results of operations and cash flows.

  The Company recognizes the need to continually upgrade its management information systems to most effectively manage its operations and customer data base. The Company plans to convert its order management and fulfillment systems to new software by the end of the second quarter of 1998. There can be no assurance that the transition to the new software will be accomplished without interrupting the Company's business. This new software is designed to be Year 2000 compliant, however, there can be no assurance that the software contains all necessary data code changes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Management Information Systems."

RAPID TECHNOLOGICAL CHANGE AND EXPOSURE TO INVENTORY OBSOLESCENCE

  The market for personal computer products is characterized by rapid technological change and the frequent introduction of new products and product enhancements. The Company's success depends in part on its ability to identify and market products that meet the needs of the marketplace. In order to satisfy customer demand and to obtain favorable purchasing discounts, the Company expects to carry increased inventory levels of certain products in the future, which will subject it to increased risk of inventory obsolescence. In the implementation of its business strategy, the Company intends, among other things, to place larger than typical inventory stocking orders, increase its participation in first-to-market purchase opportunities, and may in the future participate in end-of-life-cycle purchase opportunities and market products on a private-label basis, all of which will further increase the risk of inventory obsolescence. Special purchase products are sometimes acquired without return privileges and there can be no assurance that the Company will be able to avoid losses related to obsolete inventory. In addition, some manufacturers provide the Company with co-op advertising support in the form of products, for which there may be no return privileges. Finally, certain build-to-order programs currently being implemented by some computer systems manufactures will likely include reductions in the levels of price protection and product returns made available by such manufacturers. See "Business-- Products and Merchandising."

AVAILABILITY AND ALLOCATION OF GOODS

  The Company acquires products for resale from manufacturers as well as from distributors. Purchases of products from the five vendors supplying the greatest amount of goods to the Company constituted 48.0% and 47.2%, respectively, of the Company's total product purchases in the year ended December 31, 1996 and the nine months ended September 30, 1997. Among these five vendors, purchases from Ingram Micro, Inc. ("Ingram Micro") represented 28.4% and 29.5%, respectively, of the Company's total product purchases in the year ended December 31, 1996, and the nine months ended September 30, 1997. No other vendor supplied more than 10% of the Company's total product purchases in the year ended December 31, 1996 or the nine months ended September 30, 1997. The loss of Ingram Micro could cause a short-term disruption in the availability of products and could have a material adverse effect on the Company's financial position, results of operations and cash flows.

  Sales of products dependent on the Mac platform, including products manufactured by Apple Computer, Inc. ("Apple"), represented 23.0% and 22.6% of the Company's net sales in the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively. Apple has been experiencing a decline in revenues and in its share of the worldwide and domestic personal computer markets, as well as operating losses. In November 1997, Apple announced that it will sell built-to-order computers directly to customers over the Internet. The Company cannot predict whether this action by Apple will affect the future supply of Macs to the Company. The Company's sales of personal computers and other products manufactured by Apple may be limited if the Company's reseller agreement with Apple is curtailed or terminated or if product availability or financing is otherwise restricted. Any decline in the availability of, or demand for, Macs may have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Products and Merchandising."

  Substantially all of the Company's contracts and arrangements with its vendors that supply significant quantities of products are terminable by such vendors or the Company without notice or upon short notice. Most of the Company's product vendors provide the Company with trade credit, of which the net amount outstanding at September 30, 1997 was $39.1 million. Termination, interruption or contraction of the Company's relationships with its vendors, including a reduction in the level of trade credit provided to the Company, could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Purchasing and Vendor Relations."

  Certain product manufacturers either do not permit the Company to sell the full line of their products or limit the number of product units available to direct marketers such as the Company. An element of the

Company's business strategy is to increase its participation in first-to-market purchase opportunities. In the past, availability of certain desired products, especially in the direct marketing channel, has been constrained. The inability to source first-to-market purchase or similar opportunities, or the reemergence of significant availability constraints, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

RELIANCE ON VENDOR SUPPORT AND RELATIONSHIPS

  Some product manufacturers and distributors provide the Company with substantial incentives in the form of payment discounts, supplier reimbursements, price protection and rebates. No assurance can be given that the Company will continue to receive such incentives or that it will be able to collect outstanding amounts relating to these incentives in a timely manner or at all.

  Most product manufacturers provide the Company with co-op advertising support in exchange for product coverage in the Company's catalogs. This support significantly defrays the expense of catalog production. The level of co-op advertising support available to the Company from certain manufacturers has declined. The level of support from some manufacturers may further decline in the future. Such a decline could increase the Company's selling, general and administrative expenses as a percentage of sales and have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Purchasing and Vendor Relations."

COMPETITIVE RISKS

  The Company competes with many national and international direct marketers; product manufacturers that sell directly to end users; specialty personal computer retailers; personal computer and general merchandise superstores; consumer electronic and office supply stores; and shopping services on television, the Internet and commercial on-line networks. The Company competes not only for customers, but also for co-op advertising support from personal computer product manufacturers. Some of the Company's competitors are larger and have substantially greater financial resources, superior operating results, and larger catalog circulations and customer bases than the Company. In addition, several direct marketers have recently been acquired by larger competitors. This industry consolidation could result in short-term price-cutting in certain markets. There can be no assurance that the Company will be able to compete effectively with existing competitors or any new competitors that may enter the market, or that the Company's financial position, results of operations and cash flows will not be adversely affected by intensified competition. See "Business--Competition."

PRICING RISKS

  The personal computer industry has experienced intense price competition. The Company believes that price competition may increase in the future and that such competition could result in a reduction of the Company's profit margins. Also, the Company has recently increased its sales of personal computer hardware products that generally produce lower profit margins than those associated with software products. Significant margin decreases could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ECONOMIC RISKS

  The market for personal computers and related products has grown rapidly in recent years. Recent statements by industry observers have indicated that there may be a slowdown in the growth rate of the personal computing industry. If the growth of this market or the direct marketing channel were to cease or decrease, the Company's financial position, results of operations and cash flows would be materially adversely affected. Demand for many of the products carried by the Company may be subject to economic cycles. The Company's business and growth could be affected by the spending patterns of existing or prospective customers, a recession or prolonged economic slowdown, the cyclical nature of capital expenditures of businesses, continued competition and pricing pressures and other trends in the general economy, any one of which could have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON THIRD PARTY SHIPPERS

  The Company ships approximately 90% of its products to customers by Airborne Freight Corporation D/B/A "Airborne Express" ("Airborne Express"), with the remainder being shipped by United Parcel Service of America, Inc. and other overnight delivery and surface services. Strikes or other service interruptions by such shippers could adversely affect the Company's ability to market or deliver product on a timely basis and have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Distribution."

POTENTIAL INCREASES IN SHIPPING, PAPER AND POSTAGE COSTS

  Shipping costs are a significant expense in the operation of the Company's business. The Company generally invoices customers for shipping and handling charges. There can be no assurance that the full cost, including any future increases in the cost, of commercial delivery services can be passed on to the Company's customers, which could have a material adverse effect on the Company's financial position, results of operations and cash flows. See "Business--Distribution" and "Business--Marketing and Sales."

  The Company also incurs substantial paper and postage costs related to its marketing activities, including its catalog production and mailings. Any increases in postal or paper costs could have a material adverse effect on the Company's financial position, results of operations and cash flows.

HISTORICAL NET LOSSES; VARIABILITY OF QUARTERLY RESULTS

  The Company has experienced significant fluctuations in its operating results, and these fluctuations may continue in the future. The Company incurred net losses in the years ended December 31, 1993 and 1994. The Company's results of operations are significantly affected by many factors, including seasonal and other fluctuations in demand for personal computer products and in profit margins on products sold, catalog timing and circulation, product availability, and timing of releases of new and upgraded products. Many of these factors are outside the control of the Company. The Company's operating results are heavily dependent upon its ability to predict sales levels, monitor and control associated expenses, and carefully manage all aspects of its operations, including product selection and pricing, purchasing and payables practices, inventory management, and catalog funding, production and circulation. If revenues do not meet expectations in any given quarter, or if the Company experiences difficulty in monitoring or controlling associated expenses, the Company's financial position, results of operations and cash flows may be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly or annual basis. It is possible that in some future quarter the expectations of public market analysts and investors will exceed the Company's operating results. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Financial Results."

CHANGING METHODS OF DISTRIBUTION

  The manner in which personal computers and related products are distributed and sold is changing, and new methods of distribution and sale, such as on-line shopping services, have emerged. Hardware and software manufacturers have sold, and may intensify their efforts to sell, their products directly to end users. From time to time, certain manufacturers have instituted programs for the direct sales of large order quantities of hardware and software to certain major corporate accounts. These types of programs may continue to be developed and used by various manufacturers. Certain of the Company's vendors, including Apple, Compaq Computer Corporation ("Compaq") and International Business Machine Corporation ("IBM"), currently sell some of their products directly to end users. In addition, manufacturers may attempt to increase the volume of software products distributed electronically to end users. An increase in the volume of products sold through or used by consumers of any of these competitive programs or distributed electronically to end users could have a material adverse effect on the Company's financial position, results of operations and cash flows.

STATE SALES OR USE TAX COLLECTION UNCERTAINTIES

  The Company presently collects sales tax only on sales of products to residents of the State of Ohio. Sales to customers located within the State of Ohio were approximately 2% of the Company's net sales during the nine months ended September 30, 1997. Various states have sought to impose on direct marketers the burden of collecting state sales taxes on the sales of products shipped to their residents. The United States Supreme Court recently affirmed its position that it is unconstitutional for a state to impose sales or use tax collection obligations on an out-of-state mail order company whose only contacts with the state are limited to the distribution of catalogs and other advertising materials through the mail and the subsequent delivery of purchased goods by United States mail or by interstate common carrier. However, legislation that would expand the ability of states to impose sales tax collection obligations on direct marketers has been introduced in Congress on many occasions. Due to its presence on various forms of electronic media and other factors, the Company's contact with many states may exceed the contact involved in the Supreme Court case. The Company cannot predict the level of contact that is sufficient to permit a state to impose on the Company a sales tax collection obligation. If the Supreme Court changes its position or if legislation is passed to overturn the Supreme Court's recent decision, the imposition of a sales or use tax collection obligation on the Company in states to which it ships products would result in additional administrative expenses to the Company, could result in price increases to the customer, and could reduce demand for the Company's products or could otherwise have a material adverse effect on the Company's financial position, results of operations and cash flows.

DEPENDENCE ON KEY PERSONNEL

  The Company's future performance will depend to a significant extent upon the efforts and abilities of its senior executives. The competition for qualified management personnel in the personal computer products industry is very intense, and the loss of service of one or more of these persons could have an adverse effect on the Company's business. The Company's success and plans for future growth will also depend on its ability to hire, train and retain skilled personnel in all areas of its business, including account managers and technical support personnel. There can be no assurance that the Company will be able to attract, train and retain sufficient qualified personnel to achieve its business objectives. See "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS

  After consummation of the Offering, Patricia Gallup and David Hall, the principal stockholders of the Company, will beneficially own or control, in the aggregate, approximately % of the outstanding shares of Common Stock ( % if the Underwriters' over-allotment option is exercised in full). Because of their beneficial stock ownership, these stockholders will be able to continue to elect the members of the Board of Directors and decide all matters requiring stockholder approval. The Company has entered into various transactions with the principal stockholders. See "Principal Stockholders" and "Certain Transactions."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock in the future. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active trading market for the Common Stock will develop or be sustained after the Offering. If a trading market develops, the market price of the Common Stock may fluctuate widely as a result of various factors, such as period-to-period fluctuations in the Company's operating results, sales of Common Stock by principal stockholders, developments in the personal computer industry or the methods of distribution of personal computer products, competitive factors, regulatory developments, economic and other external factors, general market conditions, and market conditions affecting stocks of personal computer products manufacturers and resellers in particular. The stock market in general, and the stocks of personal computer product resellers in particular, have in the past experienced extreme volatility in trading prices and volumes that has often been unrelated to operating performance. Such market volatility may have a significant adverse affect on the market price and marketability of the Common Stock. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have     shares of Common
Stock outstanding. The shares of Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company, as that term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations of Rule
144. In connection with the Offering, the existing stockholders and holders of stock options exercisable within 180 days after the date of this Prospectus have agreed not to dispose of any shares for a period of 180 days from the date of this Prospectus, and the Company has agreed not to dispose of any shares (other than shares sold by the Company in the Offering or issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of Donaldson, Lufkin and Jenrette Securities Corporation. Upon expiration of such 180-day period, all shares of Common Stock held by the
existing stockholders (    shares) will be eligible for sale subject to
certain volume and other limitations of Rule 144 under the Securities Act applicable to "affiliates" of the Company and all shares of stock acquired upon exercise of stock options may be sold pursuant to a registration statement to be filed by the Company. No prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock from time to time. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

  Investors in the Common Stock in the Offering will experience immediate and substantial dilution in the net tangible book value of their shares. Assuming
an initial public offering price of $   per share, dilution to new investors
would be $   per share. Additional dilution will occur upon exercise of outstanding stock options. If the Company seeks additional capital in the future, the issuance of shares or convertible debt to obtain such capital may lead to further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the     shares of Common
Stock offered by the Company hereby are estimated to be approximately $   ($
if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated
offering expenses, based on an assumed initial price to the public of $   per
share (the mid-point of the range set forth on the cover page of this Prospectus).

  The Company plans to use approximately $   of the net proceeds from the
Offering to repay bank indebtedness comprising $   million of term debt and
$    million of short-term borrowings, each having a maturity date of March
31, 2002, and bearing interest at the prime rate (8.0% per annum at the date
of this Prospectus), and approximately $   of the net proceeds from the
Offering to pay the S Corporation Dividend.

  The Company intends to use any remaining net proceeds for general corporate purposes, including working capital. Pending such uses, the net proceeds of the Offering will be invested in interest-bearing or dividend-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company currently intends to retain its future earnings and has no plans to pay cash dividends in the foreseeable future, other than the declaration of
the S Corporation Dividend (estimated to be approximately $   million) prior
to the consummation of the Offering. The payment of future dividends will be determined by the Board of Directors of the Company in light of conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board of Directors. There can be no assurance that the Company will determine to pay any cash dividends in the future.

                                CAPITALIZATION

  The following table sets forth the cash, debt and capitalization of the Company as of September 30, 1997 (i) on an actual basis, (ii) on a pro forma basis reflecting the S Corporation Dividend and the S Corporation Termination and (iii) on a pro forma as adjusted basis reflecting the sale of shares of Common Stock offered hereby and the application of the estimated net proceeds
from the Offering based on an assumed initial price to the public of $   per
share (the mid-point of the range set forth on the cover page of this Prospectus).

                                                                    AS OF SEPTEMBER 30, 1997
                                                         ----------------------------------------------------
                                                                              PRO             PRO FORMA AS
                                                            ACTUAL          FORMA(1)          ADJUSTED(2)
                                                         --------------- ---------------   ------------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash.................................................... $           723 $           723      $
                                                         =============== ===============      ==============
Short-term borrowings................................... $         8,130 $         8,130      $
Dividends payable.......................................             --           26,000
Long-term debt (including current portion)..............           4,750           4,750
                                                         --------------- ---------------      --------------
    Total debt..........................................          12,880          38,880
                                                         --------------- ---------------      --------------
Stockholders' equity (deficiency):
  Common stock, $.01 par value: 7,500,000 shares of Non-
   Voting Common Stock and 2,500,000 shares of Voting
   Common Stock authorized, and 6,750,000 shares of Non-
   Voting Common Stock and 2,250,000 shares of Voting
   Common Stock issued and outstanding, actual and pro
   forma;     shares of Common Stock authorized, and
   shares of Common Stock issued and outstanding,
   pro forma as adjusted(2).............................              90              90
  Preferred stock, $.01 par value:     shares authorized
   and
   none issued and outstanding pro forma as adjusted(2)..
  Additional paid in-capital (deficiency)...............           4,037          (2,310)
  Retained earnings.....................................          17,153             --
                                                         --------------- ---------------      --------------
    Total stockholders' equity (deficiency).............          21,280          (2,220)
                                                         --------------- ---------------      --------------
Total capitalization.................................... $        34,160 $        36,660      $
                                                         =============== ===============      ==============

---------------------

(1) Reflects the declaration of the S Corporation Dividend estimated to be in the amount of $26,000 at September 30, 1997 and establishment of net deferred income tax assets of approximately $2,500 resulting from the termination of the Company's S Corporation status.

(2) Gives effect to the Reorganization, the Offering and the application of
    the estimated net proceeds therefrom. Excludes (a)     shares of Common
    Stock issuable upon the exercise of stock options outstanding as of
    September 30, 1997 with a weighted average exercise price of $   per share
    and (b) an additional    shares of Common Stock reserved for future
    issuance under the Company's 1993 Incentive and Non-Statutory Stock Option Plan, 1997 Stock Incentive Plan and 1997 Employee Stock Purchase Plan.

                                   DILUTION

  At September 30, 1997, after giving effect to (i) the Reorganization and
(ii) payments of the S Corporation Dividend the Company had a pro forma net
tangible book value of approximately $   or $   per share of Common Stock.
"Net tangible book value" represents the amount of total assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after September 30, 1997, other than to give effect to the sale of the shares of Common Stock offered by the Company hereby at an assumed initial
public offering price of $   per share (the mid-point of the range set forth
on the cover page of this Prospectus) after deducting estimated underwriting discounts and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of September 30, 1997 would have been
approximately $   or $   per share. This represents an immediate increase in
net tangible book value of $   per share to the existing stockholders and an
immediate dilution of $   per share to new investors. The following table
illustrates this per share dilution:

     Assumed initial public offering price.......................       $
       Pro forma net tangible book value as of September 30,
        1997..................................................... $
       Increase in net tangible book value attributable to new
        investors................................................
     Pro forma net tangible book value after the Offering........
                                                                        ------
     Dilution to new investors...................................       $
                                                                        ======

  The following table summarizes on a pro forma basis, as of September 30, 1997, the differences between existing stockholders and new investors in the
Offering (at an assumed initial public offering price of $   per share) with
respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                         SHARES PURCHASED  TOTAL CONSIDERATION
                         ----------------- ------------------------AVERAGE PRICE
                          NUMBER   PERCENT   AMOUNT      PERCENT     PER SHARE
                         --------- ------- ------------- -----------------------
Existing stockholders..                 %  $                     %    $
New investors..........                 %                        %    $
                         ---------   ---   -------------   ------
  Total................              100%  $                  100%
                         =========   ===   =============   ======

  As of September 30, 1997, options to purchase     shares of Common Stock
were outstanding with a weighted average exercise price of $   per share and
are not reflected in the above tables. See "Capitalization," "Management-- Stock Option Plans" and Notes 7 and 12 of the Financial Statements.

                     SELECTED FINANCIAL AND OPERATING DATA

  The following selected financial and operating data should be read in conjunction with the Company's Financial Statements and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for each of the years in the five-year period ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the audited financial statements of the Company. The financial statements as of December 31, 1995 and 1996 and September 30, 1997, and for each of the years in the three-year period ended December 31, 1996 and for the nine months ended September 30, 1997, and the independent auditors' report thereon, are included elsewhere in this Prospectus. The selected data presented below for the nine months ended September 30, 1996 are derived from the unaudited financial statements of the Company appearing elsewhere in the Prospectus. In the opinion of management, the unaudited financial statements for the nine months ended September 30, 1996 include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results for such period. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the year ended December 31, 1997.

                                                                                              NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                          --------------------------------------------------------------  --------------------------
                             1992        1993         1994         1995         1996         1996          1997
                          ----------  -----------  -----------  -----------  -----------  -----------  -------------
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SELECTED OPERATING DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net sales..............  $  147,627  $   163,390  $   196,659  $   252,217  $   333,322  $   225,074   $   383,460
 Cost of sales..........     121,879      137,266      165,957      211,299      282,117      189,644       330,008
                          ----------  -----------  -----------  -----------  -----------  -----------   -----------
 Gross profit...........      25,748       26,124       30,702       40,918       51,205       35,430        53,452
 Selling, general and
  administrative
  expenses..............      24,506       29,602       32,653       38,373       43,739       31,005        40,965
                          ----------  -----------  -----------  -----------  -----------  -----------   -----------
 Income (loss) from
  operations............       1,242       (3,478)      (1,951)       2,545        7,466        4,425        12,487
 Interest expense.......         (76)        (274)        (594)      (1,296)      (1,269)        (803)         (933)
 Other, net.............          90          367           80           62           70           20           (43)
 Income taxes(1)........         (32)          --          124          (38)        (252)        (134)         (429)
 Additional
  stockholder/officer
  compensation(2).......      (1,100)          --           --           --       (1,259)      (1,407)       (8,630)
                          ----------  -----------  -----------  -----------  -----------  -----------   -----------
 Net income (loss)......  $      124  $    (3,385) $    (2,341) $     1,273  $     4,756  $     2,101   $     2,452
                          ==========  ===========  ===========  ===========  ===========  ===========   ===========
PRO FORMA DATA(3):
 Net income ...........................................................      $     3,750                $     6,967
 Net income per share..................................................      $                          $
                                                                             ===========                ===========
 Weighted average number of common and
  common equivalent shares outstanding(4)..............................
                                                                             ===========                ===========
SELECTED OPERATING DATA:
 Active customers(5)....     246,000      258,000      295,000      353,000      424,000      401,000       492,000
 Catalogs distributed...   6,000,000   10,000,000   16,900,000   16,800,000   18,600,000   11,200,000    24,000,000
 Orders entered(6)......     661,000      695,000      803,000      854,000      910,000      628,000       891,000
 Average order size.....  $      248  $       264  $       282  $       346  $       453  $       445   $       512

                                                 DECEMBER 31,                                          SEPTEMBER 30,
                          --------------------------------------------------------------               -------------
                             1992        1993         1994         1995         1996                       1997
                          ----------  -----------  -----------  -----------  -----------                -----------
BALANCE SHEET DATA:
 Working capital........  $   10,790  $     7,383  $     2,770  $    10,994  $    14,622                $    16,477
 Total assets...........      33,404       38,313       52,911       48,615       75,238                     95,549
 Short-term debt........       3,367        6,905        6,106        4,933       13,057                      9,380
 Long-term debt (less
  current maturities)...         --           --           --         5,000        4,250                      3,500
 Total stockholders'
  equity................      17,088       13,702       11,687       13,057       18,043                     21,280

---------------------
(1) For all periods presented, the Company has been an S Corporation and accordingly has not been subject to federal income taxes.
(2) Represents amounts accrued or distributed in excess of aggregate annual base salaries approved by the Board of Directors and primarily represent Company-related federal income tax obligations payable by the stockholders.
(3) The pro forma adjustments give effect to (i) the elimination of additional stockholder/officer compensation expense of $1,139 and $8,540 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, representing amounts in excess of aggregate annual base salaries of $600 to be in effect as of the closing date of the Offering and (ii) the Reorganization, including the provision for income taxes at an assumed rate of 39% based upon pro forma income of the Company as if it had not elected to be treated as an S Corporation. Increases in taxes amounted to $2,145 and $4,025 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
(4) The pro forma weighted average number of common and common equivalent shares outstanding assumes that (i) all shares of stock issuable upon exercise of all stock options granted in 1997 were outstanding and (ii) a number of shares determined by dividing (x) the S Corporation Dividend (which if made at September 30, 1997 would have approximated $26,000) by
    (y) the mid-point of the range set forth on the cover page of this Prospectus, were outstanding.
(5) All customers included in the Company's mailing list who have made a purchase within the last twelve-month period.
(6) Does not reflect cancellations or returns.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and unaudited pro forma financial statements included elsewhere herein.

GENERAL

  The Company was founded in 1982 as a mail order business offering a broad range of software and accessories for IBM and IBM-compatible personal computers. The founders' goal was to provide consumers with superior service and high quality branded products at competitive prices. The Company initially sought customers through advertising in magazines and the use of inbound toll free telemarketing. Currently, the Company seeks to generate sales through (i) outbound telemarketing by account managers focused on the business, education and government markets and (ii) inbound calls from customers responding to the Company's catalogs and other advertising. The Company also advertises in selected computer industry publications and in 1996 commenced selling products through its Internet Web site.

  The Company offers both PC compatible products and Mac compatible products. Reliance on Mac product sales has decreased over the last two years, from 26.7% of net sales in 1995 to 22.6% of net sales for the nine months ended September 30, 1997. In November 1997, Apple announced that it will sell built-to-order computers directly to customers over the Internet. While Apple also indicated that it is not abandoning traditional retail and direct marketing outlets, the Company cannot predict whether direct sales by Apple will affect the future supply of Macs to the Company. Although net sales attributable to Mac products increased in the nine months ended September 30, 1997, as compared to the comparable period in 1996, the Company believes that such sales will continue to decrease as a percentage of net sales and may decline in dollar volume in 1998 and future years.

  All of the Company's product categories experienced strong growth in the year ended December 31, 1996 and the nine months ended September 30, 1997, with sales of computer systems representing the fastest growing category. Sales of computer systems result in a relatively high dollar sales order, as reflected in the increase in the Company's average order size from $346 in the year ended December 31, 1995 to $512 for the nine months ended September 30, 1997. Computer system sales generally provide the largest gross profit dollar contribution per order of all of the Company's products, although they generally yield the lowest gross margin percentage. Partially as a result of higher system sales, the Company's gross margin has declined over the last two years while the operating income margin has increased due to the leveraging of selling, general and administrative expenses over a larger sales base.

  The Company's profit margins are also influenced by, among other things, industry pricing and the relative mix of inbound versus outbound sales. Generally, pricing in the computer and related products market is very aggressive and the Company intends to maintain prices at competitive levels. Since outbound sales are typically to corporate accounts that purchase at volume discounts, the gross margin on such sales is generally lower than inbound sales, although the gross profit dollar contribution per order is generally higher as average order sizes to corporate accounts are usually larger. The Company believes that outbound sales will continue to represent a larger portion of its business mix in future periods.

  The direct marketing of personal computers and related products is highly competitive. In addition to other direct marketers and manufacturers who sell direct, such as Dell Computer Corporation and Gateway 2000, Inc., manufacturers of PCs sold by the Company, such as Compaq and IBM, have also announced varying plans to sell PCs directly to end users. Separately, both Compaq and IBM have announced plans to increase their reliance on reseller arrangements with direct marketers such as the Company as part of their own marketing programs designed to compete more effectively with Dell and Gateway. The Company currently believes that direct sales by Compaq and IBM will not have a significant adverse effect upon the Company's net sales.

  Most product manufacturers provide the Company with co-op advertising support in exchange for product coverage in the Company's catalogs. Although the level of co-op advertising support available to the Company from certain manufacturers has declined, and may decline further in the future, the overall level of co-op advertising revenues has continued to increase consistent with the Company's increased levels of spending for catalog and other advertising programs. The Company believes that the overall levels of co-op advertising revenues available over the next twelve months will be consistent with the Company's planned advertising programs.

  In connection with the Offering, the Company expects to report the following non-recurring, non-cash items in the quarter ending March 31, 1998: (i) a $665,000 charge to income from operations resulting from the acceleration of the amortization of certain stock option compensation expense from seven years to four years and (ii) an estimated $2.5 million tax benefit related to the establishment of deferred tax assets for future tax deductions resulting from the S Corporation Termination.

  In connection with the planned relocation of its headquarters facility in the summer of 1998, the Company will likely incur certain one-time moving and other costs, not expected to exceed $500,000, which would be charged to operating results in the periods incurred.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated information derived from the Company's statements of operations expressed as a percentage of net sales.

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                 -------------------------  ------------------
                                  1994     1995     1996      1996      1997
                                 -------  -------  -------  --------  --------
Net sales (in millions)........  $ 196.7  $ 252.2  $ 333.3  $  225.1  $  383.5
                                 =======  =======  =======  ========  ========
Net sales......................    100.0%   100.0%   100.0%    100.0%    100.0%
Gross profit...................     15.6     16.2     15.4      15.7      13.9
Selling, general and
 administrative expenses.......     16.6     15.2     13.1      13.8      10.7
Income (loss) from operations..     (1.0)     1.0      2.2       2.0       3.3
Interest expense...............     (0.3)    (0.5)    (0.4)     (0.4)     (0.2)
Income taxes...................      0.1     (0.0)    (0.1)     (0.1)     (0.1)
Additional stockholder/officer
 compensation..................      0.0      0.0     (0.4)     (0.6)     (2.2)
Net income (loss)..............     (1.2)     0.5      1.4       0.9       0.6
Pro forma net income...........                        1.1                 1.8

  The following table sets forth for the periods indicated the Company's percentage of net sales (in dollars) of computer systems/memory, peripherals, software and networking and communications products.

                                                            NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,      SEPTEMBER 30,
                                 -------------------------  ------------------
       PRODUCT CATEGORIES         1994     1995     1996      1996      1997
       ------------------        -------  -------  -------  --------  --------
Computer Systems/Memory.........    11.1%    25.4%    34.8%     33.1%     41.1%
Peripherals.....................    44.8     39.4     38.0      38.4      34.8
Software........................    30.3     23.4     17.6      18.0      16.6
Networking and Communications...    13.8     11.8      9.6      10.5       7.5
                                 -------  -------  -------  --------  --------
  Total.........................   100.0%   100.0%   100.0%    100.0%    100.0%
                                 =======  =======  =======  ========  ========

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

  Net sales increased $158.4 million, or 70.4%, to $383.5 million for the nine months ended September 30, 1997 from $225.1 million for the nine months ended September 30, 1996. Growth in net sales, which included a 15.1% increase in average order size, was primarily attributable to: (i) improvements in merchandising and product mix, especially a greater emphasis on the stocking and sale of computer systems; (ii) continued expansion and increased productivity of the Company's outbound telemarketing group; (iii) an increase in the number of catalog mailings; and (iv) improved inbound sales conversion ratios. System/memory sales increased to 41.1% of net sales for the nine months ended September 30, 1997 from 33.1% for the comparable period in 1996. Outbound sales increased $92.1 million, or 112.2%, to $174.2 million for the nine months ended September 30, 1997 from $82.1 million for the nine months ended September 30, 1996. The number of catalogs mailed increased by 114.3%, from 11.2 million catalogs for the nine months ended September 30, 1996 to 24.0 million catalogs for the comparable period in 1997.

  Gross profit increased $18.1 million, or 50.9%, to $53.5 million for the nine months ended September 30, 1997 from $35.4 million for the nine months ended September 30, 1996. The increase in gross profit dollars was primarily attributable to the increase in sales described above. Gross profit margin decreased from 15.7% for the nine months ended September 30, 1996 to 13.9% for the comparable period in 1997 due primarily to a higher rate of growth in sales of lower margin computer systems, increased price competition and decreases in average unit selling prices. However, the Company generated higher gross profit dollars per order, enabling it to leverage its operating expenses, as described below.

  Selling, general and administrative expenses (excluding additional stockholder/officer compensation) increased $10.0 million, or 32.1%, to $41.0 million for the nine months ended September 30, 1997 from $31.0 million for the nine months ended September 30, 1996, but decreased as a percentage of sales to 10.7% for the nine months ended September 30, 1997 from 13.8% for the nine months ended September 30, 1996. The increase in expenses was primarily attributable to increases in volume-sensitive costs such as sales personnel and credit card fees. The decrease as a percentage of net sales was primarily attributable to improved expense control and the leveraging of selling, general and administrative expenses over a larger sales base.

  Prior to the closing of the Offering, selling, general and administrative expenses excluded additional stockholder/officer compensation paid to the Company's two stockholders who also serve as officers and directors, representing amounts accrued or distributed in excess of aggregate annual base salaries ($360,000 base salaries for each of the nine-month periods) approved by the Board of Directors of the Company and primarily represent Company-related federal income tax obligations payable by the stockholders. Effective upon the closing of the Offering, these stockholder/officers will be paid annual base salaries aggregating $600,000. Selling, general and administrative expenses on a pro forma basis were $41.1 million (or 10.7% of net sales) for the nine months ended September 30, 1997, and $31.1 million for the nine months ended September 30, 1996 as adjusted to give effect to $450,000 of aggregate base salaries payable to the Company's two stockholder/officers.

  Income from operations increased by $8.1 million, or 182.2%, to $12.5 million for the nine months ended September 30, 1997 from $4.4 million for the nine months ended September 30, 1996. Income from operations as a percentage of net sales increased from 2.0% to 3.3% for the reasons discussed above.

  Additional stockholder/officer compensation represents amounts accrued or distributed to stockholders for Company-related federal income tax obligations payable by the stockholders. Additional stockholder/officer compensation increased $7.2 million, or 513.4%, to $8.6 million for the nine months ended September 30, 1997 from $1.4 million for the nine months ended September 30, 1996. This increase is attributable to increases in net income.

  Interest expense for the nine months ended September 30, 1997 increased by $130,000, or 16.2%, to $933,000 from $803,000 for the nine months ended
September 30, 1996, primarily due to higher average outstanding borrowings under the Company's line of credit.

  Net income increased $351,000, or 16.7%, to $2.5 million for the nine months ended September 30, 1997 from $2.1 million for the comparable period in 1996 principally as a result of the increase in income from operations.

  Pro forma net income is determined by (i) eliminating stockholder/officer compensation in excess of the aggregate base salaries described above under "selling, general and administrative expenses" and (ii) adding a provision for federal income taxes that would be payable by the Company if taxed under Subchapter C of the Code. Net income on a pro forma basis as described above would have been $7.0 million for the nine months ended September 30, 1997. The difference in pro forma net income compared to historical net income represents the elimination of $8.5 million in additional stockholder/officer compensation offset by a $4.0 million higher provision for federal income taxes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net sales increased $81.1 million, or 32.2%, to $333.3 million in 1996 from $252.2 million in 1995. Growth in net sales, which included a 30.9% increase in average order size, was primarily attributable to improvements in merchandising and product mix, especially growth in computer systems, and a significant expansion of the Company's outbound telemarketing group from 40 to 100 account managers, together with an increase in outbound sales per account manager for those account managers with more than 12 months of service. Outbound sales increased $72.2 million, or 132.6%, to $126.7 million in 1996 from $54.5 million in 1995.

  Gross profit increased $10.3 million, or 25.1%, to $51.2 million in 1996 from $40.9 million in 1995. Gross profit margin decreased from 16.2% in 1995 to 15.4% in 1996 due to more competitive pricing of the Company's products and significant growth in sales of computer systems, which carry lower gross margins. These decreases were partially offset by the Company's ability, as a result of its increased volume and financial position, to take advantage of vendor discounts, rebates and bulk purchasing opportunities.

  Selling, general and administrative expenses (excluding additional stockholder/officer compensation) increased $5.4 million, or 14.0%, to $43.7 million in 1996 from $38.4 million in 1995, but decreased as a percentage of sales to 13.1% in 1996 from 15.2% in 1995. The increase in expense was attributable to an increase in volume-sensitive costs such as sales personnel and credit card fees. The decrease as a percentage of net sales was primarily attributable to management attention to expense control and the leveraging of selling, general and administrative expenses over a larger sales base.

  Selling, general and administrative expenses on a pro forma basis were $43.9 million (or 13.2% of net sales) in 1996 as adjusted to give effect to $600,000 of aggregate annual base salaries payable to the Company's two stockholder/officers.

  Income from operations increased by $5.0 million, or 193.4%, to $7.5 million in 1996 from $2.5 million in 1995. Income from operations as a percentage of net sales increased from 1.0% to 2.2% for the reasons discussed above.

  Additional stockholder/officer compensation increased $1.3 million in 1996 from $0 in 1995. This increase is primarily attributable to distributions to stockholders representing Company-related federal income tax obligations payable by stockholders.

  Interest expense remained unchanged at $1.3 million in 1996 and 1995. Lower interest rates and average short-term borrowings in 1996 were offset by the increased interest expense associated with the $5.0 million term loan obtained in late 1995.

  Net income increased $3.5 million, or 273.6%, to $4.8 million in 1996 from $1.3 million in 1995, principally as a result of the increase in income from operations.

  Pro forma net income as described above would have been $3.8 million. The difference in pro forma net income compared to historical net income represents the elimination of $1.1 million in additional stockholder/officer compensation offset by a $2.1 million higher provision for federal income taxes.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net sales increased $55.5 million, or 28.3%, to $252.2 million in 1995 from $196.7 million in 1994. Growth in net sales, which included a 22.7% increase in average order size, was primarily attributable to expanded marketing efforts and product lines, particularly in the development of computer system/memory sales, and the development and growth of the Company's outbound telemarketing group. Outbound sales increased $40.8 million, or 298.9%, to $54.4 million in 1995 from $13.6 million in 1994.

  Gross profit increased $10.2 million, or 33.3%, to $40.9 million in 1995 from $30.7 million in 1994. Gross margin increased from 15.6% in 1994 to 16.2% in 1995 primarily as a result of a change in the Company's freight policy which passed a larger percentage of the out-of-pocket freight charges to customers.

  Selling, general and administrative expenses increased $5.7 million, or 17.5%, to $38.4 million in 1995 from $32.7 million in 1994, but decreased as a percent of sales to 15.2% in 1995 from 16.6% in 1994. The increase in expenses was attributable primarily to increased volume-sensitive personnel and other costs consistent with the growth in the outbound sales group. Selling, general and administrative expenses in 1995 also included approximately $800,000 in non-recurring charges, including $473,000 of costs related to an uncompleted equity financing and $275,000 of costs associated with the termination of certain employees. The decline as a percentage of sales was attributable to increased economies of scale through a significant reduction in the number of inbound sales representatives coupled with an improvement in productivity, the leveraging of costs over a higher sales base and the reduction of more expensive advertising in computer publications.

  Income (loss) from operations increased by $4.5 million to income of $2.5 million in 1995 from a loss of $2.0 million in 1994. Income (loss) from operations as a percentage of net sales increased from a loss of 1.0% to income of 1.0% for the reasons discussed above.

  Interest expense in 1995 increased $702,000, or 118.2%, to $1.3 million from $594,000 in 1994, primarily as a result of increased borrowings under the Company's line of credit.

  Net income (loss) increased $3.6 million, to net income of $1.3 million in 1995 from a net loss of $2.3 million in 1994 principally as a result of the increase in income from operations described above.

SELECTED QUARTERLY FINANCIAL RESULTS

  The following table sets forth certain unaudited quarterly data of the Company for each of the quarters since January 1, 1995. This information has been prepared on the same basis as the audited Financial Statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with the audited Financial Statements and the Notes thereto included elsewhere in this Prospectus. The quarterly operating results are not necessarily indicative of future results of operations. See "Risk Factors--Historical Net Losses; Variability of Quarterly Results."

                                                    QUARTERS ENDED
                                         --------------------------------------
                                         MARCH 31,  JUNE 30, SEPT. 30, DEC. 31,
                                           1995       1995     1995      1995
                                         ---------  -------- --------- --------
                                                    (IN THOUSANDS)
Net sales............................... $ 62,856   $ 60,434 $ 59,802  $ 69,125
Gross profit............................   10,247      9,736    9,737    11,198
Income (loss) from operations(1)........     (112)       130      281     2,246
                                                    QUARTERS ENDED
                                         --------------------------------------
                                         MARCH 31,  JUNE 30, SEPT. 30, DEC. 31,
                                           1996       1996     1996      1996
                                         ---------  -------- --------- --------
                                                    (IN THOUSANDS)
Net sales............................... $ 70,108   $ 72,014 $ 82,952  $108,248
Gross profit............................   10,995     11,381   13,054    15,775
Income from operations(1)...............    1,108      1,341    1,976     3,041
                                                QUARTERS ENDED
                                         -----------------------------
                                         MARCH 31,  JUNE 30, SEPT. 30,
                                           1997       1997     1997
                                         ---------  -------- ---------
                                                (IN THOUSANDS)
Net sales............................... $122,823   $121,500 $139,137
Gross profit............................   17,379     16,777   19,296
Income from operations(1) ..............    3,742      3,986    4,759

---------------------
(1) Income from operations excludes stockholder/officer compensation in excess of aggregate base salaries of $120,000 in each quarter ($80,000 in the quarter ended December 31, 1995).

LIQUIDITY AND CAPITAL RESOURCES

  The Company has historically financed its operations and capital expenditures through cash flow from operations and bank borrowings. The Company believes that funds generated from operations, together with the net proceeds from the Offering and available credit under its bank line of credit, will be sufficient to finance its working capital and capital expenditure requirements at least through 1998. The Company plans to use the net proceeds of the Offering to repay bank indebtedness, pay the S Corporation Dividend and for working capital. See "Use of Proceeds." The Company's ability to continue funding its planned growth is dependent upon its ability to generate sufficient cash flow from operations or to obtain additional funds through equity or debt financing, or from other sources of financing, as may be required.

  At September 30, 1997, the Company had cash of $723,000 and working capital of $16.5 million. At December 31, 1996, the Company had working capital of $14.6 million.

  Net cash provided by operating activities was $8.4 million for the nine months ended September 30, 1997. The Company's net cash used in operating activities was $4.5 million for the year ended December 31, 1996 as compared to $2.8 million used in operating activities for the year ended December 31, 1995. Net cash provided by operating activities was $5.8 million for 1994. The primary factors historically affecting cash flows from operations are the Company's net income and changes in the levels of accounts receivable, inventories and accounts payable. Historically, inventories and accounts payable have increased as a result of the sales growth of the Company. Accounts receivable have increased primarily due to an increase in open account purchases by commercial customers resulting from the Company's continued efforts to increase its sales to such customers.

  Capital expenditures were $3.4 million in the nine months ended September 30, 1997 and in the year ended December 31, 1996. The Company expects capital expenditures, primarily for the purchase of computer hardware and software and other fixed assets, to be approximately $1.6 million and $4.0 million, for the quarter ending December 31, 1997 and the year ending December 31, 1998, respectively.

  As of September 30, 1997, the Company had a credit agreement with a bank providing for short-term borrowings equal to the lesser of $30 million or an amount determined by a formula based on accounts receivable and inventory balances, and a term loan for $5 million, due in quarterly installments of $250,000 through March 31, 2002. Short-term borrowings which totalled $8.1 million at September 30, 1997, are collateralized by the Company's accounts receivable and inventories (other than inventories pledged to secure trade credit arrangements) and bear interest at the bank's prime rate plus 0.5% (8.5% at September 30, 1997) or LIBOR plus 2.5% at the Company's option. The term loan is collateralized by all other assets of the Company and bears interest at the prime rate plus 1.0% (9.0% at September 30, 1997). The credit agreement includes various customary financial and operating covenants, including restrictions on the payment of dividends, except for dividends to stockholders in respect of income taxes, none of which the Company believes significantly restricts the Company's operations. At September 30, 1997, the Company had $53.7 million in outstanding accounts payable. Such accounts are generally paid within 30 days of incurrence and will be financed by cash flows from operations or short-term borrowings under the line of credit.

  As of November 19, 1997, the Company and its banks amended the agreement to increase the maximum level of borrowings from $30.0 million to $45.0 million and to reduce the interest rate on borrowings under both loans to the prime rate or LIBOR plus 2.0% at the Company's option. At December 31, 1997 short-term borrowings under the line of credit totalled $28.3 million. The Company's borrowings at year end are typically higher as a result of increased fourth quarter sales levels.

INFLATION

  The Company has historically offset any inflation in operating costs by a combination of increased productivity and price increases, where appropriate. The Company does not expect inflation to have a significant impact on its business in the future.

YEAR 2000 COMPLIANT INFORMATION SYSTEMS

  The Company uses software and related technologies throughout its business that will be affected by the Year 2000 problem, which is common to most corporations, and concerns the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Company's order management and fulfillment software system is not currently Year 2000 compliant. However, the Company plans to replace this system in 1998 with new software that is better suited to the Company's expected scale of operations and is designed to be Year 2000 compliant. See "Business--Management Information Systems." The Company currently believes it will be able to modify or replace any other affected systems in time to minimize any detrimental effects on operations. While it is not possible, at present, to give an accurate estimate of the cost of this work, the Company expects that such costs will not be material to the Company's results of operations. System maintenance or software modification costs will be expensed as incurred, while the costs of new software (such as the new order management and fulfillment software) will be capitalized and amortized over the software's expected useful life.

RECENT PRONOUNCEMENTS OF THE FINANCIAL ACCOUNTING STANDARDS BOARD

  Recent pronouncements of the Financial Accounting Standards Board ("FASB") which are not required to be adopted at September 30, 1997, include the following Statements of Financial Accounting Standards ("SFAS"):

  SFAS No. 128, "Earnings Per Share," which will be required to be adopted by the Company for the fiscal year ending December 31, 1997, specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly-held common stock. This new accounting standard will require presentation of basic earnings per share and diluted earnings per share. The effect of adopting this standard would be to report pro forma basic net income per share of $0.38 and $0.71, and pro forma diluted net income per share of $0.36 and $0.68, for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

  SFAS No. 129, "Disclosure of Information about Capital Structure," which will be effective for the Company for the year ending December 31, 1997, consolidates existing disclosure requirements. This new standard contains no change in disclosure requirements for the Company.

  SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard, which will be effective for the Company for the year ending December 31, 1998, is not currently anticipated to have a significant impact on the Company's financial statements based on the current financial structure and operations of the Company.

  SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the year ending December 31, 1998, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effects, if any, of implementing SFAS No. 131 on its reporting of financial information.

                                   BUSINESS

GENERAL

  PC Connection is a leading direct marketer of brand-name personal computers and related peripherals, software, accessories and networking products. The Company's primary target customers are SMORGS comprised of 20 to 1,000 employees. PC Connection sells its products through a combination of targeted direct mail catalogs, outbound telemarketing, its Internet Web site and advertisements on the Internet and in selected computer magazines. The Company offers a broad selection of approximately 15,000 products targeted for business use at competitive prices, including products from Compaq, Hewlett-Packard Company, Toshiba Corporation, IBM, Microsoft Corporation ("Microsoft"), Sony Corporation, Hitachi Ltd. and Apple. The Company's most frequently ordered products are carried in inventory and are typically shipped to customers the same day that the order is received.

  The Company has experienced rapid growth in sales, profitability, number of orders and average order size as a result of: (i) a substantial increase in the number and assortment of products carried by the Company; (ii) increases in outbound telemarketing personnel and improvements in productivity; (iii) increases in catalog circulation; and (iv) improvements in inbound telemarketing productivity. The Company recorded net sales of $333.3 million and income from operations of $7.5 million in the year ended December 31, 1996, representing increases of 32.2% and 193.4%, respectively, over the year ended December 31, 1995. In the nine months ended September 30, 1997, the Company recorded net sales of $383.5 million and income from operations of $12.5 million, representing increases of 70.4% and 182.2%, respectively, over the comparable period in 1996. Net sales of PCs and compatible products were approximately 77% of net sales for the nine months ended September 30, 1997.

  Since its founding in 1982, the Company has focused on serving customer needs by providing innovative, reliable and timely customer service and technical support, and offering an extensive assortment of branded products, through knowledgeable and well-trained sales and support teams. The effectiveness of this strategy is reflected in the recognition accorded the Company, including the Company's receipt of the PC World "World Class Award for Best Mail-Order Company" in 1997, as voted by its readers, for the seventh time in the past eight years, and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  The Company believes that its consistent customer focus has resulted in the development of strong brand name recognition and a broad and loyal customer base. At September 30, 1997, the Company's mailing list consisted of approximately 2,000,000 customers and potential customers, of which approximately 500,000 had purchased products from the Company within the last twelve months. Approximately 65% of the Company's orders in each of the nine months ended September 30, 1997 and the year ended December 31, 1996 were placed by customers who had previously purchased products from the Company. The Company believes it has also developed strong relationships with vendors, resulting in favorable product allocations and marketing assistance.

  Commencing in late 1995, the Company significantly increased its business-to-business marketing efforts targeting SMORGS, a rapidly growing sector of the personal computer market that the Company believes is particularly receptive to purchases from direct marketers. To serve this growing part of its business more effectively, the Company has increased the number of its outbound telemarketing account managers from 48 at December 31, 1995 to 156 at September 30, 1997, including 86 new account managers with less than 12 months of outbound telemarketing experience with the Company. Historically, outbound account managers become significantly more productive in their second year with the Company. In addition, in late 1995 the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity.

  The Company's two major catalogs are PC Connection(R), focused on PCs and compatible products, and MacConnection(R), focused on Macs and compatible products. With colorful illustrations, concise product descriptions, relevant technical information, along with customer service benefits and toll-free telephone numbers for ordering, the Company's catalogs are recognized as a leading source for personal computer hardware, software and other related products. The Company distributed approximately 24 million catalogs during the nine months ended September 30, 1997.

  The Company also markets its products and services through its Internet Web site, www.pcconnection.com, which provides customers and prospective customers with Company and product information and enables customers to place electronic orders for all of the Company's products. The Company believes that as the Internet becomes a more important commercial medium, it will be well positioned to capitalize on growth through this emerging channel.

INDUSTRY BACKGROUND

  According to industry data published by Merrin in May 1997, United States sales of personal computers and related products were $77.8 billion in 1996 and are expected to be $138.2 billion in 2000, representing a compound annual growth rate of 15.4%. The Company believes that the direct marketing channel will be among the fastest growing distribution channels for the domestic personal computer and related products industry. As a leading participant in the direct marketing channel, the Company believes it is well positioned to capitalize on the expected growth in the industry.

  The Company believes that the sales of personal computers and related products have increased principally as a result of (i) technological advances leading to significant improvements in performance, functionality and ease of use; (ii) lower prices and improved price/performance made possible by technological advances and driven by intense competition among manufacturers, retailers and resellers; (iii) increased dependence upon PCs by businesses, educational institutions and governments; and (iv) the emergence of industry standards and component commonality. The Company believes that the higher projected growth for the direct marketing channel is primarily based on (i) increased user familiarity with PCs, coupled with the emergence of industry standards and component commonality, and the resultant increase in customer comfort with purchasing products without the need to "touch and feel" them, and (ii) broader product offerings, lower prices and greater purchasing convenience that direct marketers generally provide over traditional retail stores and local dealers.

  Users of personal computers range from large corporate entities focused on business applications to individual consumers focused primarily on personal productivity, education and entertainment applications. Historically, large corporate resellers have served the needs of FORTUNE 1000 companies and retailers have competed to serve the consumer market. SMORGS, the Company's core target customers, are being served by a wide range of suppliers, including direct marketers, large retailers, and small, independent value added resellers ("VARs") and local dealerships. The Company believes that the direct field sales model used by large resellers is not an efficient method of reaching SMORGS, and that VARs, local dealerships and retailers are unable to match the high level of customer service, extensive array of products, low prices and efficiencies afforded to SMORGS by direct marketers. Intense competition for market share has led manufacturers of PCs and related products to use all available channels to distribute products, including direct marketers. Although certain manufacturers that have traditionally used resellers to distribute their products have established or attempted to establish their own direct marketing operations, to the Company's knowledge only one has replaced its traditional indirect selling channels as the principal means of distribution. Accordingly, the Company believes these manufacturers will continue to provide favorable product allocations and marketing support to third-party direct marketers.

  The Company believes new entrants to the direct marketing channel must overcome a number of significant barriers to entry, including the time and resources required to build a customer base of meaningful size, quality and responsiveness for cost-effective circulation; costs of developing the information and operating infrastructure required by direct marketers; the advantages enjoyed by larger and more established competitors in terms of purchasing and operating efficiencies; the difficulty of building relationships with manufacturers to achieve favorable product allocations, attractive pricing terms and cooperative advertising funds; and the difficulty of identifying and recruiting management personnel with significant direct marketing experience in the industry.

BUSINESS STRATEGIES

  The Company's objective is to become the leading supplier of personal computers and related products and services to its customers. The key elements of the Company's business strategies include:

  . AWARD-WINNING CUSTOMER SERVICE BEFORE, DURING AND AFTER THE SALE. The Company believes that it has earned a reputation for providing superior customer service by consistently focusing on customer needs and service innovation. The Company has won PC World's "World Class Award for Best Mail Order Company" in seven out of the last eight years. The Company delivers value to its customers through high quality service and technical support provided by knowledgeable, well-trained personnel; efficient and innovative delivery programs; in-house service capabilities; competitive prices; and reasonable return policies.

  . STRONG BRAND NAME AND CUSTOMER FRANCHISE. Since its founding in 1982, the Company has built a strong brand name and customer franchise. In July 1997, the Company was one of only two direct resellers included in the "100 Most Influential Companies in the Computer Industry" by PC Magazine. Its mailing list includes approximately 2,000,000 names, of which approximately 500,000 have purchased products from the Company during the last 12 months.

  . BROAD PRODUCT SELECTION AT COMPETITIVE PRICES. The Company offers its customers a wide assortment of personal computers and related products at competitive price points. The Company's merchandising programs feature products that provide customers with aggressive price/performance and the convenience of one-stop shopping for their personal computer and related needs.

  . LONG-STANDING VENDOR RELATIONSHIPS. The Company has a history of strong relationships with vendors, being among the first direct marketers qualified by manufacturers to market systems to end users. The Company provides its vendors with information concerning customer preferences and an efficient channel for the advertising and distribution of their products.

GROWTH STRATEGIES

  The Company's growth strategies are to increase penetration of its existing customer base, broaden its product offerings and expand its customer base. The key elements of its strategies include:

  . INCREASE OUTBOUND TELEMARKETING. The Company plans to increase significantly the number of its corporate outbound account managers and assign them to a higher percentage of the Company's customers. Outbound account managers focus exclusively on serving specifically assigned customers and seek to develop a close relationship with those customers by identifying and responding to their needs for personal computers and related products.

  . EXPAND PRODUCT OFFERINGS. The Company continually evaluates personal computers and related products focused on business users, adding new products as they become available or in response to customer demand. The Company is also expanding the breadth of offered products to include items such as network servers, telecopiers and telephone equipment. It works closely with vendors to identify and source first-to-market product offerings at aggressive price points, and believes that expansion of its corporate outbound marketing program will enhance its access to such product offerings.

  . TARGET CUSTOMER SEGMENTS. Through targeted mailings, the Company seeks to expand the number of its active customers and generate additional sales from its existing customers on a cost-effective basis. The Company has developed specialty catalogs, as well as standard catalogs with special cover pages, featuring product offerings designed to address the needs of specific customer segments. The Company plans to further focus its product mix and catalogs to better service the needs of its existing and prospective business customers, including new product inserts targeted to purchasers of graphics, server and networking products.

  . DEVELOP ELECTRONIC COMMERCE CHANNEL. The Company's Internet Web-based catalog provides detailed product descriptions, product search capabilities and on-line order processing. The Company believes that an increasing number of customers and potential new customers will elect to shop electronically in the future and therefore it plans additional investments to further improve the on-line sales capabilities, customer service and product information and support available on its Internet Web site.

SERVICE AND SUPPORT

  Since its founding in 1982, the Company's primary objective has been to provide products that meet the demands and needs of customers and to supplement those products with up-to-date product information and excellent customer service and support. The Company believes that offering its customers superior value, through a combination of product knowledge, consistent and reliable service and leading products at competitive prices, differentiates it from other direct marketers and has become the foundation for developing a broad and loyal customer base. The Company has introduced programs such as Toll-Free Technical Support in 1982, the Everything Overnight(R) delivery program in 1988, Money Back Guarantees in 1989, One-Minute Mail Order(R) in 1991 and its On-line Superstore in 1997.

  The Company invests heavily in training programs for its service and support personnel, with an emphasis on putting customer needs and service first. Customer service representatives are available 24 hours a day, seven days a week to handle orders, product information and general inquiries (including the most frequently asked technical support questions).

  The effectiveness of the Company's strategy is reflected in the recognition accorded the Company, including the Company's receipt of PC World's "World Class Award for Best Mail Order Company" in 1997, as voted by its readers, for seven of the last eight years and receipt of the highest ranking of only two direct resellers included in the first-ever ranking of the "100 Most Influential Companies in the Computer Industry" by PC Magazine in July 1997.

  Technical Support. The Company provides toll-free technical support from 9 a.m. through 5 p.m. Monday through Friday. Product support technicians assist callers with questions concerning compatibility, installation, determination of defects and more difficult questions of product use. The product support technicians authorize customers to return defective or incompatible products to either the manufacturer or to the Company for warranty service. In house technicians are authorized for both warranty and non-warranty repair on most major systems and hardware products.

  Innovative Delivery Programs. Using the Company's customized information system, the Company, upon receipt of customer orders, sends them to its distribution center for processing immediately after they are credit approved. Through its Everything Overnight(R) service, the Company guarantees that all orders accepted up until 2:45 a.m. (until midnight on most custom-configured systems) will be shipped for overnight delivery via Airborne Express.

MARKETING AND SALES

  The Company sells its products through the direct marketing channel, primarily to SMORGS. The Company's marketing objectives are to be the primary supplier of personal computers and related products to its existing customers and to expand its customer base. The Company employs multiple marketing approaches to reach existing and prospective customers, including outbound telemarketing, catalogs and inbound telesales, Web and print media advertising, and specialty marketing programs. All of its marketing approaches emphasize the Company's broad product offerings, fast delivery, customer support, competitive pricing and multiple payment options.

  The Company believes that its ability to establish and maintain long-term customer relationships and to encourage repeat purchases is largely dependent on the strength of its telemarketing personnel and programs. Because its customers' primary contact with the Company is through its telemarketers, the Company is committed to maintaining a qualified, knowledgeable and motivated sales staff with its principal focus on customer service.

  Outbound Telemarketing. The Company seeks to build loyal relationships with its potential high-volume customers by assigning them to individual account managers. The Company believes that customers respond favorably to a one-on-one relationship with personalized, well-trained account managers. Once established, these one-on-one relationships are maintained and enhanced through frequent telecommunications and targeted catalogs and other marketing materials designed to meet each customer's specific computing needs.

  Account managers focus exclusively on their managed accounts and on outbound sales calls to prospective customers. The Company generally recruits account managers from its inbound telemarketing staff and from other sales organizations. All account managers must successfully complete a one-month training program, which includes instruction in the Company's product offerings and order management systems, as well as selling skills and account management. Thereafter, new account managers are assigned to sales teams where they receive intensive coaching and supervision by experienced supervisors, and periodic refresher training from the sales training staff. Additional training and product education programs are provided continuously through vendor supported programs. The Company pays its account managers a base annual salary plus incentive compensation which is tied to sales volume and gross profit dollars produced. The Company imposes specific increases in sales targets for incentive pay. Account managers historically have significantly increased productivity after approximately 12 months of training and experience. At September 30, 1997, the Company employed 156 account managers, including 86 with less than 12 months of outbound telemarketing experience with the Company.

  Catalogs and Inbound Telesales. The Company's two principal catalogs are PC Connection(R) for the PC market and MacConnection(R) for the Mac market. The Company publishes twelve editions of each of these catalogs annually. The Company distributes catalogs to purchasers on its in-house mailing list as well as to other prospective customers. It sends its two principal catalogs to its best customers twice each month. The initial mailing each month, labeled an "early edition," is sent simultaneously to the best customers throughout the United States and features special offers, such as first-to-market product offerings, highlighted on the cover. The Company also includes a catalog with each order shipped.

  In addition, the Company mails specialty catalogs or customized versions of its catalogs to selected customers. The Company distributes specialty catalogs to educational customers and prospects on a periodic basis. The Company also distributes its monthly catalogs customized with special covers and inserts, offering a wider assortment of special offers on products in specific areas (such as graphics, server/netcom and mobile computing) or for specific customers (such as developers). These customized catalogs are distributed to targeted customers included in the Company's customer database using past identification or purchase history, as well as to outside mailing lists.

  Each catalog is printed with full-color photographs, detailed product descriptions and manufacturer specifications. The catalogs are primarily created by in-house designers and production artists on a computer-based desktop publishing system. The in-house preparation of most portions of the catalog expedites the production process, providing for greater flexibility and creativity in catalog production, allowing for last-minute changes in pricing and format, and resulting in significant cost savings. After completion of the design and preparation, the catalogs are outsourced for printing by commercial printers.

  The Company employs inbound sales representatives to answer customer telephone calls generated by the Company's catalog, magazine and other advertising programs and to assist customers in purchasing decisions, process product orders and respond to customer inquiries on order status, product pricing and availability. In late 1995, the Company initiated programs to increase training of inbound telemarketing personnel and to provide incentive compensation based upon sales productivity. The Company employs a flexible staffing model which allows it to maintain excellent customer service during periods of peak demand while maintaining an efficient cost structure. The Company regularly monitors calls for quality assurance purposes. It has been a pioneer in using caller identification for the instant retrieval of customer records. Employing proprietary information systems, sales representatives can quickly access customer records which detail purchase history and billing and shipping information, expediting the ordering process. In addition to receiving orders through the Company's toll-free numbers, orders are also received via fax, mail, and electronic mail.

  Advertising. The Company advertises in selected personal computer and trade magazines, such as PC Magazine, PC World and Macworld. These advertisements provide product descriptions, manufacturers' specifications and pricing information, and emphasize the Company's service and support features. Additionally, the PC Connection(R) logo and telephone number are included in promotions by selected manufacturers. The Company also advertises its Internet Web site through independent content providers on commercial on-line services such as Yahoo.

  www.pcconnection.com. In November 1996, the Company launched an Internet Web site, including a complete product catalog. In July 1997, the Company began accepting electronic orders through its Internet Web site. Product descriptions and prices of all products are provided on-line, with full, updated information for over 6,200 items and on screen images available for over 1,100 items. The Company offers, and continuously updates, selected product offerings and other special buys. The Company believes that in the future its Internet Web site will be an important sales source and communication tool for improving customer service.

  Specialty Marketing. The Company's specialty marketing activities include direct mail, other inbound and outbound telemarketing services, bulletin board services, "fax on demand" services, package inserts, fax broadcasts and electronic mail. The Company also markets call-answering and fulfillment services to certain of its product vendors such as Iomega Corporation.

  Customers. The Company currently maintains an extensive database of customers and prospects aggregating approximately 2,000,000 names. During the twelve months ended September 30, 1997, the Company received orders from approximately 500,000 customers. Approximately 65% of the Company's orders in the nine months ended September 30, 1997 and in the year ended December 31, 1996 were placed by customers who had previously purchased products from the Company.

PRODUCTS AND MERCHANDISING

  The Company continuously focuses on expanding the breadth of its product offerings. The Company currently offers approximately 15,000 personal computer products designed for business applications from over 1,000 manufacturers, including hardware and peripherals, accessories, networking products and software. The Company offers both PCs and Macs and related products. In the nine months ended September 30, 1997, sales of PCs and related products were approximately 77% of the Company's net sales. The Company selects the products that it sells based upon their technology and effectiveness, market demand, product features, quality, price, margins and warranties. As part of its merchandising strategy, the Company also offers new types of products related to PCs, such as digital cameras.

  Computer systems/memory are the fastest growing product category, representing 41.1% of net sales in the nine months ended September 30, 1997, up from 25.4% and 34.8% of net sales in the years ended December 31, 1995 and 1996, respectively. The growth in system sales has been driven primarily by increased outbound sales efforts to business customers and the aggressive sourcing and merchandising of new computer systems lines and products.

  The following table sets forth the Company's percentage of net sales (in dollars) of computer systems/memory, peripherals, software, and networking and communications products during the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997.

                                                 PERCENTAGE OF NET SALES
                                         ---------------------------------------
                                             YEAR         YEAR      NINE MONTHS
                                            ENDED        ENDED         ENDED
                                         DECEMBER 31, DECEMBER 31, SEPTEMBER 30,
PRODUCT CATEGORIES                           1995         1996         1997
                                         ------------ ------------ -------------
Computer Systems/Memory.................    25.4%        34.8%         41.1%
Peripherals.............................    39.4%        38.0%         34.8%
Software................................    23.4%        17.6%         16.6%
Networking and Communications...........    11.8%         9.6%          7.5%

  The Company offers a limited 30-day money back guarantee for most unopened products and selected opened products, although selected products are subject to restocking fees. Substantially all of the products marketed by the Company are warranted by the manufacturer. The Company generally accepts returns directly from the customer and then either credits the customer's account or ships the customer a similar product from the Company's inventory.

PURCHASING AND VENDOR RELATIONS

  For the nine months ended September 30, 1997, the Company purchased approximately 50% of its products directly from manufacturers and the balance from distributors and aggregators, all of which shipped products directly to the Company's distribution facility in Wilmington, Ohio. During the year ended December 31, 1996 and the nine months ended September 30, 1997, product purchases from Ingram Micro, the Company's largest vendor, accounted for approximately 28.4% and 29.5%, respectively, of the Company's total product purchases. No other vendor accounted for more than 10% of the Company's total product purchases. The Company believes that alternative sources for products obtained from Ingram Micro are available.

  Many product suppliers reimburse the Company for advertisements or other cooperative marketing programs in the Company's catalogs or Company advertisements in personal computer magazines that feature a manufacturer's product. Reimbursements may be in the form of discounts, advertising allowances and/or rebates. The Company also receives reimbursements from certain vendors based upon the volume of purchases or sales of the vendors' products by the Company. Historically, the Company received price protection from its vendors on a majority of the products it sold. Protection takes the form of rebates or credits against future purchases. The Company may participate in the future in end-of-life-cycle and other special purchases which may not be eligible for price protection.

  The Company believes that it has excellent relationships with vendors, pays vendors within stated terms and takes advantage of all appropriate discounts. The Company believes that because of its volume purchases it is able to obtain product pricing and terms that are competitive with those available to other major direct marketers. Although brand names and individual product offerings are important to the Company's business, the Company believes that competitive sources of supply are available in substantially all of the merchandise categories carried by the Company.

DISTRIBUTION

  At its approximately 102,000 square foot distribution and fulfillment center in Wilmington, Ohio, the Company receives and ships inventory, configures computer systems and processes returned products. The Company also maintains a related 25,700 square foot warehouse for inventory in nearby Xenia, Ohio. Orders are transmitted electronically from the Company's New Hampshire sales facilities to its Wilmington distribution center after credit approval, where packing documentation is printed automatically and order fulfillment takes place. The Company guarantees that all orders accepted up until 2:45 a.m. (until midnight on custom-configured systems) will be shipped for overnight delivery via Airborne Express. It ships approximately 90% of its orders through Airborne Express. Upon request, orders may also be shipped by other common carriers.

  The Company configures approximately half of the computer systems it sells. Configuration typically consists of the installation of memory, accessories and/or software.

  While the Company believes that its existing distribution facilities in Wilmington and Xenia, Ohio will be sufficient to support the Company's anticipated needs through the next 12 months, it is evaluating additional and/or alternative facilities for distribution and inventory to support future growth.

MANAGEMENT INFORMATION SYSTEMS

  The Company uses management information systems, principally comprised of applications software running on IBM AS/400 and RS6000 computers and Microsoft NT-based servers, which the Company has customized for its use. These systems permit centralized management of key functions, including order taking and processing, inventory and accounts receivable management, purchasing, sales and distribution, and the preparation of daily operating control reports on key aspects of the business. The Company also operates advanced telecommunications equipment to support its sales and customer service operations. Key elements of the telecommunications systems are integrated with the Company's computer systems to provide timely customer information to sales and service representatives, and to facilitate the preparation of operating and performance data. The Company believes that its customized information systems enable the Company to improve its productivity, ship customer orders on a same-day basis, respond quickly to changes in its industry and provide high levels of customer service.

  The Company's success is dependent in large part on the accuracy and proper use of its information systems, including its telephone systems, to manage its inventory and accounts receivable collections, to purchase, sell and ship its products efficiently and on a timely basis, and to maintain cost-efficient operations. The Company expects to continually upgrade its information systems to more effectively manage its operations and customer database, including to be Year 2000 compliant. In that regard, it is in the process of converting to new software for its order management and fulfillment systems designed to be Year 2000 compliant, which is expected to be completed by the first half of 1998.

COMPETITION

  The direct marketing and sale of personal computers and related products is highly competitive. PC Connection competes with other direct marketers of personal computers and related products, including CDW Computer Centers, Inc., Insight Enterprises, Inc. and Micro Warehouse, Inc. The Company also competes with certain product manufacturers that sell directly to customers, such as Dell Computer Corporation and Gateway 2000, Inc., and more recently Compaq, IBM and Apple; distributors that sell directly to certain customers, such as MicroAge, Inc. and Vanstar Corporation; various cost-plus aggregators, franchisers, and national computer retailers, such as CompUSA, Inc. and Computer City; and companies with an Internet Web site and commercial on-line networks. Additional competition may arise if other new methods of distribution, such as broadband electronic software distribution, emerge in the future.

  The Company competes not only for customers, but also for favorable product allocations and cooperative advertising support from product manufacturers. Several of the Company's competitors are larger and have substantially greater financial resources than the Company.

  The Company believes that price, product selection and availability, and service and support are the most important competitive factors in its industry.

INTELLECTUAL PROPERTY RIGHTS

  The Company conducts its business under the marks PC Connection(R) and MacConnection(R) and their related logos. Other Company trademarks and service marks include Everything Overnight(R), One-Minute Mail Order(R), PC & Mac Connection(R), Systems Connection(R), The Connection(R), Raccoon Character(R), Service Connection(TM), Graphics Connection(TM), and Memory Connection(TM). The Company intends to use and protect these and its other marks, as it deems necessary. The Company believes its trademarks and service marks have significant value and are an important factor in the marketing of its products. The Company does not maintain a traditional research and development group, but works closely with computer product manufacturers and other technology developers to stay abreast of the latest developments in computer technology, both with respect to the products it sells and the products it uses to conduct its business.

EMPLOYEES

  As of September 30, 1997, the Company employed 824 persons, of whom 378 were engaged in sales related activities, 75 were engaged in providing customer service and support, 188 were engaged in purchasing and distribution related activities, 52 were engaged in the operation and development of management information systems, and 131 were engaged in administrative and accounting functions. The Company considers its employee relations to be good. The Company's employees are not represented by a labor union, and it has experienced no work stoppages since inception.

FACILITIES

  The Company's principal facilities, all of which are leased, are as follows:

                                                      Approx.
              Facility                Location        Sq. Ft.  Expiration of Lease
              --------                --------------  -------  -------------------
Corporate Headquarters............... Milford, NH     84,000   July 1998(1)
Sales and Service Facility........... Keene, NH       22,000   July 2008
Sales Facility....................... Hudson, NH       8,300   August 1998(2)
Conference Center.................... Marlow, NH      15,800   May 2007
Distribution Center.................. Wilmington, OH 102,000   December 2000
Distribution Facility................ Xenia, OH       25,700   September 1998(3)

---------------------

(1) The Company has entered into a fifteen year lease for a new corporate headquarters which the Company plans to occupy in the summer of 1998. See "Certain Transactions."
(2) The Company has the option to renew the lease for this facility annually for one-year periods through August 2002.
(3) The Company has the option to renew the lease for this facility annually for one-year periods through September 2000.

  Several of these facilities are leased from affiliated entities. See "Certain Transactions."

   While the Company believes that its existing facilities in Wilmington and Xenia, Ohio will be sufficient to support the Company's anticipated needs through the next 12 months, it is evaluating additional and/or alternative facilities for distribution and inventory to support future growth.

REGULATORY AND LEGAL MATTERS

  The direct response business conducted by the Company is subject to the Mail or Telephone Order Merchandise Rule and related regulations promulgated by the Federal Trade Commission. While the Company believes it is in compliance with such regulations, no assurance can be given that new laws or regulations will not be enacted or adopted that might adversely affect the Company's operations. There are no material legal proceedings pending against the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages as of December 31, 1997 are as follows:

NAME                            AGE                    POSITION
----                            ---                    --------
Patricia Gallup................  43 Chairman of the Board, President and Chief
                                    Executive Officer
David Hall.....................  48 Vice Chairman of the Board
Wayne L. Wilson................  48 Senior Vice President, Chief Operating
                                    Officer and Chief Financial Officer
Robert F. Wilkins..............  35 Vice President of Merchandising and Product
                                    Management
R. Wayne Roland................  49 Vice President of Fulfillment Operations
John L. Bomba, Jr. ............  44 Vice President of Information Systems and
                                    Chief Information Officer
David B. Beffa-Negrini.........  44 Director
Martin C. Murrer(1)............  40 Director
Peter J. Baxter(1).............  46 Director

---------------------
(1) Member of Compensation Committee and Audit Committee.

  Patricia Gallup is a co-founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer of the Company since September 1995. From September 1994 to September 1995, Ms. Gallup served as Chairman of the Board and Chief Executive Officer of the Company. From August 1990 to September 1994, she served as the Company's President and Chief Executive Officer.

  David Hall is a co-founder of the Company and has served as Vice Chairman of the Board since November 1997. From June 1997 to November 1997, Mr. Hall served as the Vice Chairman of the Board, Executive Vice President and Treasurer of the Company. From February 1995 to June 1997, Mr. Hall served as the Company's Vice Chairman of the Board and Executive Vice President. From March 1991 to February 1995, he served as the Executive Vice President of the Company.

  Wayne L. Wilson has served as Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company since January 1996. From August 1995 to January 1996, he served as Senior Vice President of Finance and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Wilson was a partner in the accounting and consulting firm of Deloitte & Touche LLP from June 1986 to August 1995.

  Robert F. Wilkins has served as Vice President of Merchandising and Product Management of the Company since December 1995. From September 1994 to December 1995, Mr. Wilkins was a consultant to the Company and certain of its affiliates. From February 1990 to September 1994, Mr. Wilkins served as President of Mac's Place.

  R. Wayne Roland has served as Vice President of Fulfillment Operations of the Company since March 1996. From June 1995 to March 1996, he was a consultant to the Company. From July 1990 to June 1995, Mr. Roland served as controller and then as Director of Strategic Projects for Brookstone, Inc.

  John L. Bomba, Jr. has served as Vice President of Information Systems and Chief Information Officer of the Company since May 1997. From May 1994 to April 1997, Mr. Bomba served as Director of Worldwide Information Systems for Micro Warehouse, Inc. Prior to May 1994, he served as Director of Professional Services for Innovative Information Systems, Inc.

  David B. Beffa-Negrini has served on the Company's Board of Directors since September 1994 and as the Director of Merchandising of the Company since January 1992.

  Martin C. Murrer has served on the Company's Board of Directors since April 1995. Since January 1997, Mr. Murrer has been a managing director of Donaldson, Lufkin & Jenrette Securities Corporation. From June 1995 to January 1997, Mr. Murrer was a Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation. From June 1990 to June 1995, Mr. Murrer was a Vice President of Goldman, Sachs & Co.

  Peter J. Baxter has served on the Company's Board of Directors since September 1997. Mr. Baxter has been the President, Chief Executive Officer and a director of CFX Corporation, a bank holding company, since January 1989.

  There are no family relationships among any of the directors and executive officers of the Company. Officers serve at the discretion of the Board of Directors of the Company (the "Board").

COMMITTEES OF THE BOARD

  The Board has established a Compensation Committee and an Audit Committee, each comprised of Messrs. Murrer and Baxter. The Compensation Committee makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers the Company's incentive plans. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent public accountants.

COMPENSATION OF DIRECTORS

  Non-employee members of the Board and Mr. Beffa-Negrini, an employee director of the Company, receive a $15,000 annual retainer and fees of $1,000 for each Board meeting attended and $500 for each Board committee meeting attended on a day other than the day of the Board meeting, as well as reimbursement for all reasonable expenses incurred in attending Board and committee meetings. Mr. Murrer has waived payment of his director's fees and in lieu thereof the Company has established a grant program pursuant to which a donee selected by Mr. Murrer can purchase products having a value equal to the amount of the waived fees.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth compensation paid to the Chief Executive Officer and each of the four other most highly compensated individuals who served as executive officers on December 31, 1996 and who received over $100,000 in compensation for services rendered to the Company in all capacities during the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                              1996 ANNUAL COMPENSATION              LONG-TERM
                         ------------------------------------     COMPENSATION
                                                                     AWARDS
                                                              ---------------------
NAME AND                                       OTHER ANNUAL   SECURITIES UNDERLYING    ALL OTHER
PRINCIPAL POSITION       SALARY($) BONUS($)   COMPENSATION($)      OPTIONS (#)      COMPENSATION($)
------------------       --------- --------   --------------- --------------------- ---------------
Patricia Gallup ........ $240,000      --        $629,500(1)            --              $2,250(3)
 Chairman of the Board,                                                                    408(4)
 President and Chief
 Executive Officer
David Hall..............  240,000      --         629,500(1)            --               2,250(3)
 Vice Chairman of the                                                                      696(4)
 Board, Executive Vice
 President and Treasurer
Wayne L. Wilson.........  230,000   70,000(2)         --             50,000                696(4)
 Senior Vice President,
 Chief Operating Officer
 and Chief Financial
 Officer
Robert F. Wilkins.......  140,000   60,385(2)         --             20,000                216(4)
 Vice President of
 Merchandising and
 Product Management
R. Wayne Roland.........  104,167   94,800(2)         --                --              25,360(5)
 Vice President of                                                                         464(4)
 Fulfillment Operations

---------------------
(1) Represents amounts accrued or distributed for Company-related federal income tax obligations payable by the stockholders.
(2) Includes amounts paid in 1997 to Named Executive Officer earned in 1996.
(3) Represents the Company's 401(k) profit-sharing plan matching contribution.
(4) Represents premiums paid by the Company on life insurance with policy amounts in excess of $50,000 for the Named Executive Officer.
(5) Represents consultant fees paid between January 1, 1996 and March 1, 1996.

 Employment and Severance Agreements.

  In January 1998, the Company entered into employment agreements with Patricia Gallup as Chairman of the Board, President and Chief Executive Officer, and with David Hall as Vice Chairman of the Board. Pursuant to these agreements, each of Ms. Gallup and Mr. Hall has agreed to perform the duties she or he performed prior to the execution of such agreements for an annual base salary of $300,000 for the year ending December 31, 1998. These agreements may be terminated by the Company or by the employee at any time.

  In August 1995, the Company entered into an employment agreement with Wayne
L. Wilson, pursuant to which he is currently serving as Senior Vice President, Chief Operating Officer and Chief Financial Officer, providing for an initial annual base salary of $230,000. In addition, the agreement provided for (i) deferred incentive compensation up to $70,000 a year; (ii) additional compensation up to $12,500 in each of the first two fiscal quarters of his employment; and (iii) the grant of options to acquire 50,000 shares of Non-Voting Common Stock under the Company's 1993 Incentive and Non-Statutory Stock Option Plan. See "Stock Plans." Upon termination of his employment by the Company without cause, Mr. Wilson shall be entitled to severance payments totaling his annual base salary as of the date of the termination of his employment.

  In December 1995, the Company entered into an employment agreement with Robert F. Wilkins, pursuant to which he is currently serving as Vice President of Merchandising and Product Management. The agreement provides for an annual base salary of $140,000 and annual incentive compensation of up to $60,000, based upon the achievement of certain performance goals. If Mr. Wilkins is terminated by the Company without cause, he is entitled to severance payments equal to one-half of his annual base salary as of the date of the termination of his employment.

  In March 1997, the Company entered into a letter agreement with R. Wayne Roland, providing for a severance payment equal to one-half of his then applicable annual base salary if the Company terminates his employment for any reason other than for cause. Mr. Roland currently holds the position of Vice President of Fulfillment Operations.

  Option Grants. The following table sets forth information concerning stock options granted in the year ended December 31, 1996 to the Named Executive Officers.

                         OPTION GRANTS IN FISCAL 1996

                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                     ANNUAL RATES OF STOCK
                                                                    PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                  OPTION TERM(2)
                         ------------------------------------------ -----------------------
                                     % OF TOTAL
                          NUMBER OF   OPTIONS
                         SECURITIES  GRANTED TO
                         UNDERLYING  EMPLOYEES  EXERCISE
                           OPTIONS   IN FISCAL   PRICE   EXPIRATION
NAME                     GRANTED (#)    YEAR     ($/SH)   DATE(1)    0%($)   5%($)  10%($)
----                     ----------- ---------- -------- ---------- ------- ------- -------
Patricia Gallup.........      --         --        --          --       --      --      --
David Hall..............      --         --        --          --       --      --      --
Wayne L. Wilson.........   50,000       55.6      1.00    1/1/2006  200,000 325,779 518,748
Robert F. Wilkins.......   20,000       22.2      1.00    1/1/2006   80,000 130,312 207,500
R. Wayne Roland.........      --         --        --          --       --      --      --

---------------------
(1) Options may terminate before their expiration date if the optionee's status as an employee or consultant is terminated or upon optionee's death.
(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimated projection of future prices of its securities. In calculating the potential realizable value the Company used fair market value of $5.00 per share at the date of grant as determined by the Board.

  Option Exercises and Options Outstanding. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996 for the Named Executive Officers. Also reported are the values for "in the money" options, which represent the positive spread between the exercise prices of any such existing stock options and the fair market value of the Company's Common Stock as of December 31, 1996.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1996
                      AND DECEMBER 31, 1996 OPTION VALUES

                                             NUMBER OF SECURITIES
                          SHARES            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                         ACQUIRED                 OPTIONS AT          IN-THE-MONEY OPTIONS AT
                            ON     VALUE       DECEMBER 31, 1996      DECEMBER 31, 1996($)(1)
                         EXERCISE REALIZED ------------------------- -------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Patricia Gallup.........   --       --         --             --         --             --
David Hall..............   --       --         --             --         --             --
Wayne L. Wilson.........   --       --         --         100,000        --         200,000
Robert F. Wilkins.......   --       --         --          40,000        --          80,000
R. Wayne Roland.........   --       --         --             --         --             --

---------------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1996 ($5.00 per share as determined by the Board of Directors) and the exercise price of the options.

STOCK PLANS

1993 Incentive and Non-Statutory Stock Option Plan.

  The Company's 1993 Incentive and Non-Statutory Stock Option Plan (the "1993 Option Plan") was approved by the Board of Directors and the stockholders in December 1993. At October 31, 1997, options to purchase a total of 799,000 shares of Company Common Stock were outstanding at a weighted average exercise price of $3.60 per share under the 1993 Option Plan, and 1,450,000 shares of Company Common Stock were reserved for issuance under the 1993 Option Plan.

  The 1993 Option Plan provides for the grant of incentive stock options and non-statutory stock options to employees, consultants, directors and officers. The exercise price of all incentive stock options granted under the 1993 Option Plan must be at least equal to the fair market value per share of Company Common Stock on the date of grant or 110% of the fair market value for stockholders holding greater than 10% of the Company's Common Stock. The terms of options granted under the 1993 Option Plan may not exceed ten years and options granted to stockholders holding greater than 10% of the Voting Common Stock may not exceed five years. In the event of termination of an optionee's employment or consulting arrangement, options may only be exercised, to the extent vested as of the date of termination, for a period not to exceed 30 days (180 days, in the case of termination as a result of death) following the date of termination. Options may not be sold or transferred other than by will or the laws of descent and distribution, and may be exercised during the life of the optionee only by the optionee. Effective upon the consummation of the Offering, the Company does not intend to grant any further options under the 1993 Option Plan.

1997 Stock Incentive Plan.

  The Company's 1997 Stock Incentive Plan (the "1997 Stock Plan") provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, performance shares and awards of restricted stock and
unrestricted stock ("Awards"). An aggregate of     shares of Common Stock may
be issued pursuant to the 1997 Stock Plan (subject to adjustment for certain changes in the Company's capitalization).

  The 1997 Stock Plan is administered by the Board and the Compensation Committee. The Board has the authority to grant Awards under the 1997 Stock Plan and to accelerate, waive or amend certain provisions of outstanding Awards. The Board has authorized the Compensation Committee to administer certain aspects of the 1997 Stock Plan and has authorized the Chief Executive Officer of the Company to grant Awards to non-executive officer employees. The
maximum number of shares represented by such Awards may not exceed     shares
in the aggregate or     shares to any one employee.

  Incentive Stock Options and Nonstatutory Options. Optionees receive the right to purchase a specified number of shares of Common Stock at some time in the future at an option price and subject to such terms and conditions as are specified at the time of the grant. Incentive stock options and options that the Board or Compensation Committee intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant.

  Stock Appreciation Rights and Performance Shares. A stock appreciation right ("SAR") is based on the value of Common Stock and entitles the SAR holder to receive consideration to the extent that the fair market value on the date of exercise of the shares of Common Stock underlying the SAR exceeds the fair market value of the underlying shares on the date the SAR was granted. A performance share award entitles the recipient to acquire shares of Common Stock upon the attainment of specified performance goals.

  Restricted and Unrestricted Stock. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price from the recipient in the event that the conditions specified in the applicable stock award are not satisfied prior to the end of the applicable restriction period established for such award. The Company may also grant (or sell at a purchase price not less than 85% of the fair market value on the date of such sale) to participants shares of Common Stock free of any restrictions under the 1997 Stock Plan.

  All of the employees, officers, directors, consultants and advisors of the Company who are expected to contribute to the Company's future growth and success are eligible to participate in the 1997 Stock Plan.

  Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's chief executive officer or to any of the four other most highly compensated executive officers. Certain compensation, including "performance-based compensation," is not included in compensation subject to the $1 million
limitation. The 1997 Stock Plan limits to      the maximum number of shares of
Common Stock with respect to which Awards may be granted to any employee in any calender year. This limitation is intended to preserve the tax deductions to the Company that might otherwise be unavailable under Section 162(m) with respect to certain Awards.

1997 Employee Stock Purchase Plan.

  The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan")
authorizes the issuance of up to an aggregate of     shares of Common Stock to
participating employees. The Company will make one or more offerings ("Plan Offerings") to employees to purchase Common Stock under the Purchase Plan. Plan Offerings may be six months or one year in duration and will commence on June 1 and December 1, commencing on June 1 or December 1 immediately following the consummation of the Offering. During each Plan Offering, the maximum number of shares which may be purchased by a participating employee is determined on the first day of the Plan Offering period under a formula whereby 85% of the market value of a share of Common Stock on the first day of the Plan Offering period is divided into an amount equal to 10% of the employee's annualized compensation (or such lower percentage as may be established by the Compensation Committee) for the immediately preceding period equivalent in length to the Plan Offering. An employee may elect to have up to 10% deducted from his or her regular salary (or such lower percentage as may be established by the Compensation Committee for this purpose. The price at which an employee's option is exercised is the lower of
(i) 85% of the closing price of the Common Stock on the Nasdaq National Market on the day that the Plan Offering commences or (ii) 85% of the closing price on the Nasdaq National Market on the day that the Plan Offering terminates.

  The Purchase Plan is administered by the Board and the Compensation Committee. With certain exceptions, all eligible employees, including directors and officers, regularly employed by the Company for at least six months on the applicable Plan Offering commencement date are eligible to participate in the Purchase Plan. The

Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee reviews and approves compensation and benefits for the Company's executive officers, and grants options to executive officers under the 1997 Stock Plan. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company's board of directors or compensation committee.

                             CERTAIN TRANSACTIONS

  Since inception, the Company has been privately held by the two principal stockholders and, in all periods described in the Prospectus, has elected to be treated as an S Corporation for federal and applicable state tax laws. As a result, the principal stockholders have conducted activities and acquired properties through other entities owned directly by them rather than through the Company and such entities have entered into transactions with the Company. The following description is a summary of the material portions of such transactions. Following the consummation of the Offering, all transactions described below, other than the leases of facilities, will terminate.

LEASES

  The Company currently has leases for a facility in Marlow, New Hampshire and two facilities in Keene, New Hampshire with Gallup & Hall, a partnership ("G&H") owned solely by Patricia Gallup and David Hall, the Company's principal stockholders. The leases for the Keene, New Hampshire facilities expire in April 2002 and July 2008 and require annual rental payments of $45,000 (subject to annual adjustment for changes in the consumer price index) and $99,600, respectively. The lease for the Marlow, New Hampshire facility expires in May 2007 and requires annual rental payments of $106,200 (subject to adjustment every three years for changes in the consumer price index). These leases also obligate the Company to pay certain real estate taxes and insurance premiums on the premises. Rent expense under all such leases aggregated $260,000, $236,000 and $236,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $176,000 and $192,000 for the nine months ended September 30, 1996 and 1997, respectively. The Company also leased an additional facility in Marlow, New Hampshire from an entity owned 20% by David Hall, which was terminated in 1996. Lease payments for such facility were $44,000, $25,000, ($171,000) (net of a $200,000 lease termination payment received by the Company) and $20,000, for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996, respectively.

  The Company also leases several other buildings from G&H on a month-to-month basis. Rent expense under all such leases aggregated $37,000, $37,000 and $46,000 for the years ended December 31, 1994, 1995 and 1996, respectively, and $35,000 and $35,000 for the nine months ended September 30, 1996 and 1997, respectively.

  In November 1997, the Company entered into a fifteen-year lease for a new 103,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, L.L.C., an entity owned solely by Patricia Gallup and David Hall. The Company expects to occupy the new facility in the summer of 1998. Annual rental expense under the terms of the lease will be $823,000, or approximately $8.00 per square foot, for the first five years of the lease, increasing to $926,000 for years six through ten and to $1.0 million for years 11 through 15.

  While the Company believes the terms of each of these leases are fair to the Company, their terms were not negotiated on an arms-length basis and, accordingly, there can be no assurance that the terms of each of the leases are as favorable to the Company as those which could have been obtained from independent third parties.

CERTAIN STOCKHOLDER LOANS

  Prior to the Offering, Patricia Gallup and David Hall made loans to the Company to fund working capital requirements. Such indebtedness bore interest at 6% and was payable on demand. The maximum aggregate amount owed to Patricia Gallup and David Hall at any time during the years ended December 31, 1994 and 1995 was $1.6 million. Such indebtedness was repaid in full during 1995. Interest payments on such indebtedness were approximately $74,000 and $4,000 for the years ended December 31, 1994 and 1995, respectively.

TRANSFER OF PATENTS, PATENT APPLICATION RIGHTS AND RELATED PROPRIETARY
MATERIALS

  During 1994, the Company transferred to Patricia Gallup and David Hall certain patents, patent application rights and related proprietary materials to certain technologies then under development by the Company. The carrying value of these assets at the time of transfer was nil as all related costs were expensed by the Company as incurred. Research and development costs related to these technologies and charged to expense during the year ended December 31, 1994 totaled approximately $1.1 million. All development activities related to these technologies were assumed, effective January 1, 1995, by a new company organized and owned solely by Patricia Gallup and David Hall. None of the transferred intellectual property related to the Company's business as presently conducted or as proposed to be conducted.

OTHER TRANSACTIONS WITH AFFILIATED COMPANIES

  The Company purchased administrative support services from an affiliated company owned solely by Patricia Gallup and David Hall. Amounts paid to such company totaled $736,000 for the year ended December 31, 1996 and $377,000 and $671,000 for the nine months ended September 30, 1996 and 1997, respectively. Subsequent to the Offering, the Company will not purchase any services from such affiliate.

  The Company purchased television advertising from an affiliated company owned solely by Patricia Gallup and David Hall. Amounts paid to such company totaled $223,000, $77,000 and $0 for the years ended December 31, 1994 , 1995 and 1996, respectively, and $492,000 for the nine months ended September 30, 1997. The Company does not expect to purchase any advertising from such affiliate subsequent to the Offering. During 1994, the Company recorded income from the rental of certain equipment to such affiliate of $186,000. The Company recorded no income for the use of certain equipment from such affiliate for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997. The Company also made advances of funds to such affiliate during the year ended December 31, 1994 totalling $544,000. The Company determined that collection of such advances was uncertain, and recorded a $544,000 expense representing an allowance for uncollectible receivables from affiliates during the year ended December 31, 1994. The Company subsequently wrote off the related receivable during the year ended December 31, 1996.

  The Company also purchased services from other affiliated entities aggregating $55,000, $3,000 and $27,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  The Company provided various management-related services to entities owned solely by Patricia Gallup and David Hall, for which the Company received $46,000 and $78,000 during the years ended December 31, 1994 and 1995. The Company received no payments for these services during the year ended December 31, 1996 and the nine months ended September 30, 1997. The Company does not anticipate providing such services subsequent to the Offering.

  The Company sold certain property and equipment having net book values of $77,000, $30,000, $0 and $14,000 during the years ended December 31, 1994,
1995, 1996, and the nine months ended September 30, 1997 respectively, to affiliated companies owned solely by Patricia Gallup and David Hall. Proceeds received with respect to these sales totaled $102,000, $33,000, $19,000 and $1,000 in 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

S CORPORATION DISTRIBUTIONS AND RELATED DIVIDEND PAYABLE

  The Company has made accruals or distributions of S Corporation earnings, accounted for as additional compensation expense, to its stockholders. Such accruals aggregated $1.3 million for the year ended December 31, 1996 and $1.4 million and $8.6 million for the nine months ended September 30, 1996 and 1997, respectively. Subsequent to September 30, 1997, the Company expects to declare a dividend to its stockholders representing cumulative undistributed S Corporation earnings through the date of the closing of the Offering (at which time the Company's election to be treated as an S Corporation will terminate). At September 30, 1997, the amount of such cumulative undistributed S Corporation earnings was approximately $26 million. The Company expects to pay the dividend from the net proceeds of the Offering. See "Use of Proceeds" and
Note 12 to the Financial Statements.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's voting securities as of December 31, 1997, assuming exercise of options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997, (i) by each person who, to the knowledge of the Company, beneficially owns more than 5% of any class of the Company's voting securities; (ii) by each director of the Company; (iii) by each Named Executive Officer of the Company named under "Management--Executive Compensation--Summary Compensation Table," and (iv) by all directors and officers of the Company as a group. The address for all executive officers and directors is c/o PC Connection, Inc., 528 Route 13, Milford, New Hampshire 03055.

                                                           PERCENT OWNERSHIP
                                              SHARES    -----------------------
                                           BENEFICIALLY BEFORE THE  AFTER THE
NAME                                         OWNED(1)    OFFERING  OFFERING (1)
----                                       ------------ ---------- ------------
Patricia Gallup(2).......................   4,500,000      50.0%
David Hall(3)............................   4,500,000      50.0%
Wayne L. Wilson(4).......................     112,500       1.2%
Robert F. Wilkins(5).....................      65,000         *
R. Wayne Roland(6).......................      10,000         *
David Beffa-Negrini(7)...................     175,000       1.9%
Martin C. Murrer(8)......................      50,000         *
All executive officers and directors as a
 group (nine persons)....................   9,412,500     100.0%

---------------------
*  Less than one percent

(1) Does not reflect the Reorganization.
(2) Includes 1,125,000 shares held of record by Gallup PC Connection Stock Trust FOB Patricia Gallup.
(3) Includes 1,125,000 shares held of record by Hall PC Connection Stock Trust FOB David Hall.

(4) Includes 112,500 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997.

(5) Includes 65,000 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997.

(6) Includes 10,000 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997.

(7) Includes 175,000 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997.

(8) Includes 50,000 shares issuable upon exercise of stock options that are vested and would be exercisable, assuming consummation of the Offering, within 60 days of December 31, 1997.

                         DESCRIPTION OF CAPITAL STOCK

  As of December 31, 1997 (after giving effect to the Reorganization), there
were outstanding an aggregate of     shares of Company Common Stock held of
record by four stockholders.

COMMON STOCK

  The Company's Amended and Restated Articles of Incorporation ("the Restated
Articles") authorize the issuance of up to      shares of Company Common
Stock, $.01 par value per share. Holders of Voting Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Voting Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Company Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore, subject to any preferential dividend rights of outstanding shares of preferred stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Company Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding shares of preferred stock. Holders of Company Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Company Common Stock are, and the shares of Common Stock offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

PREFERRED STOCK

  The Restated Articles authorize the issuance of up to 7,500,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Under the terms of the Restated Articles, the Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board.

  The purpose of authorizing the Board to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

NEW HAMPSHIRE LAW AND CERTAIN PROVISIONS OF THE RESTATED ARTICLES AND BYLAWS

  Under the Restated Articles, any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The Restated Articles also provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Articles further provide that special meetings of the stockholders may only be called by a Chairman of the Board, the Board or the holders of shares representing at least ten percent of all the votes enabled to be cast on any issue proposed to be considered at the special meeting. Under the Company's Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company and may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  The Restated Articles contain certain provisions permitted under the New Hampshire Business Corporation Act relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Restated Articles contain provisions to indemnify the Company's directors and officers to the fullest extent permitted by the New Hampshire Business Corporation Act. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

  Upon completion of the Offering (based on shares outstanding at December 31,
1997), the Company will have outstanding an aggregate of     shares of Common
Stock, assuming no exercise of the Underwriters' over-allotment option and no
exercise of outstanding options. The     shares sold in the Offering will be
freely tradeable without restrictions or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an
"Affiliate"). The remaining     shares of Common Stock held by existing
stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration, including the exemption provided by Rule 144 promulgated under the Securities Act, which rule is summarized below.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then
outstanding (which will equal approximately    shares immediately after the
Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may therefore be sold immediately upon the completion of the Offering.

  All Company officers, directors and existing stockholders and holders of stock options exercisable within 180 days after the date of this Prospectus have entered into agreements (the "Lock-up Agreements") pursuant to which they have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock for a period of 180 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), subject to certain limited exceptions.

  Following the Offering, the Company intends to file registration statements under the Securities Act covering all shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1993 Option Plan, 1997 Stock Plan and 1997 Purchase Plan. See "Management--Stock Plans." Accordingly, shares registered under such registration statements will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market following the expiration of the Lock-up Agreements.

  The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of DLJ, subject to certain limited exceptions.

                                 UNDERWRITING

  Subject to certain conditions contained in the Underwriting Agreement (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), for whom DLJ, NationsBanc Montgomery Securities, Inc. and William Blair & Company, L.L.C. are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company the number of shares of Common Stock that each Underwriter has agreed to purchase as set forth opposite its name below:

     UNDERWRITERS                                               NUMBER OF SHARES
     Donaldson, Lufkin & Jenrette Securities Corporation.......
     NationsBanc Montgomery Securities, Inc....................
     William Blair & Company, L.L.C. ..........................










                                                                      ----
     Total.....................................................
                                                                      ====

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered are subject to approval of certain legal matters by counsel and certain other conditions. If any shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares (other than shares covered by the over-allotment option described below) must be purchased.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at such price less a concession not in excess of
$    per share. The Underwriters may allow, and such dealers may reallow,
discounts not in excess of $    per share to any other Underwriter and certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company and the Selling Stockholders have granted an option to the Underwriters exercisable for 30 days after the date of this Prospectus, to
purchase up to an aggregate of     additional shares of Common Stock at the
initial public offering price set forth on the cover page of this Prospectus, net of underwriting discounts and commissions. Such option may be exercised at any time until 30 days after the date of this Prospectus. See "Principal Stockholders." To the extent that the Representatives exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  At the Company's request, the Underwriters have reserved up to     shares
for sale at the initial public offering price to certain of the Company's employees, members of their immediate families and other individuals who are business associates of the Company in each case as such parties have expressed an interest in purchasing such shares. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  The Company, its officers, directors, stockholders and certain employees of the Company have agreed, subject to certain exceptions, not to directly or indirectly sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, without the prior written consent of DLJ, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

  Prior to the Offering, there has been no public market for the Common Stock of the Company. The initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

  The Company has applied to have the Common Stock quoted on the Nasdaq National Market under the symbol "PCCC."

  The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Martin C. Murrer, a managing director of DLJ, is a director of the Company. See "Management-- Executive Officers and Directors."

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1995 and 1996 and September 30, 1997 and for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the

Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Company is required to file electronic versions to these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to distribute annual reports to its stockholders containing audited financial statements. The Company also intends to make available to its stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                              PC CONNECTION, INC.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..............................................  F-2
Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997....  F-3
Statements of Operations for the years ended December 31, 1994, 1995 and
 1996 and for the nine months ended September 30, 1996 (unaudited) and
 1997.....................................................................  F-4
Statements of Changes in Stockholders' Equity for the years ended December
 31, 1994, 1995 and 1996 and for the nine months ended September 30,
 1997.....................................................................  F-5
Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996 and for the nine months ended September 30, 1996 (unaudited) and
 1997.....................................................................  F-6
Notes to Financial Statements.............................................  F-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
PC Connection, Inc.:

  We have audited the accompanying balance sheets of PC Connection, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of PC Connection, Inc. as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the nine months ended September 30, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Boston, Massachusetts
November 4, 1997

(December 29, 1997 as to the third through eighth paragraphs of Note 12)

                              PC CONNECTION, INC.

                                BALANCE SHEETS

            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                      DECEMBER 31,                   PRO FORMA
                                     --------------- SEPTEMBER 30, SEPTEMBER 30,
                                      1995    1996       1997          1997
              ASSETS                 ------- ------- ------------- -------------
                                                                    (UNAUDITED)
Current Assets:
  Cash.............................  $   674 $   162    $   723       $   723
  Accounts receivable, net.........   16,096  21,043     24,541        24,541
  Inventories--merchandise.........   22,262  44,419     60,745        60,745
  Prepaid expenses and other
   current assets..................    2,520   1,943      1,237         4,283
                                     ------- -------    -------       -------
    Total current assets...........   41,552  67,567     87,246        90,292
Property and equipment, net........    7,063   7,671      8,303         8,303
Deferred income taxes..............      --      --         --          1,179
                                     ------- -------    -------       -------
    Total..........................  $48,615 $75,238    $95,549       $99,774
                                     ======= =======    =======       =======
   LIABILITIES AND STOCKHOLDERS'
               EQUITY
Current Liabilities:
  Short-term borrowings............  $ 4,933 $12,307    $ 8,130       $ 8,130
  Current maturities of long-term
   debt............................      --      750      1,250         1,250
  Dividend payable.................      --      --         --         26,000
  Amounts payable to stockholders..      --      --       2,958         2,958
  Accounts payable.................   22,140  36,568     53,711        53,711
  Accrued expenses and other
   liabilities.....................    3,485   3,320      4,720         6,445
                                     ------- -------    -------       -------
    Total current liabilities......   30,558  52,945     70,769        98,494
Term Loan, less current maturities
 ..................................    5,000   4,250      3,500         3,500
                                     ------- -------    -------       -------
    Total liabilities..............   35,558  57,195     74,269       101,994
                                     ------- -------    -------       -------
Commitments and Contingencies (Note
 10)
Stockholders' Equity (Deficiency):
Common stock:
  Series A Non-Voting, $.01 par
   value, 7,500,000 shares
   authorized, 6,750,000 shares
   issued and outstanding in 1995,
   1996 and 1997...................       68      68         68            68
  Series B Voting, $.01 par value,
   2,500,000 shares authorized,
   2,250,000 shares issued and
   outstanding in 1995, 1996 and
   1997............................       22      22         22            22
  Additional paid-in capital
   (deficiency)....................    3,022   3,252      4,037        (2,310)
  Retained earnings................    9,945  14,701     17,153           --
                                     ------- -------    -------       -------
    Total stockholders' equity
     (deficiency)..................   13,057  18,043     21,280        (2,220)
                                     ------- -------    -------       -------
    Total..........................  $48,615 $75,238    $95,549       $99,774
                                     ======= =======    =======       =======

                      See notes to financial statements.

                              PC CONNECTION, INC.

                            STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 YEARS ENDED               NINE MONTHS ENDED
                                 DECEMBER 31,                SEPTEMBER 30,
                         ------------------------------  ----------------------
                           1994      1995       1996        1996        1997
                         --------  --------  ----------  ----------- ----------
                                                         (UNAUDITED)
Net sales............... $196,659  $252,217  $  333,322   $225,074   $  383,460
Cost of sales...........  165,957   211,299     282,117    189,644      330,008
                         --------  --------  ----------   --------   ----------
  Gross profit..........   30,702    40,918      51,205     35,430       53,452
Selling, general and
 administrative
 expenses...............   32,653    38,373      43,739     31,005       40,965
                         --------  --------  ----------   --------   ----------
  Income (loss) from
   operations...........   (1,951)    2,545       7,466      4,425       12,487
Interest expense........     (594)   (1,296)     (1,269)      (803)        (933)
Other, net..............       80        62          70         20          (43)
Income taxes............      124       (38)       (252)      (134)        (429)
Additional
 stockholder/officer
 compensation...........       --        --      (1,259)    (1,407)      (8,630)
                         --------  --------  ----------   --------   ----------
  Net income (loss)..... $ (2,341) $  1,273  $    4,756   $  2,101   $    2,452
                         ========  ========  ==========   ========   ==========
Pro forma data:
  Historical income
   before income taxes..                     $    5,008              $    2,881
  Pro forma other
   adjustments..........                          1,139                   8,540
                                             ----------              ----------
  Pro forma income
   before income taxes
   .....................                          6,147                  11,421
  Pro forma income
   taxes................                          2,397                   4,454
                                             ----------              ----------
  Pro forma net income..                     $    3,750              $    6,967
                                             ==========              ==========
  Pro forma net income
   per common share.....                     $     0.35              $     0.66
                                             ==========              ==========
  Pro forma weighted
   average common shares
   outstanding..........                     10,597,141              10,595,625
                                             ==========              ==========


                       See notes to financial statements.

                              PC CONNECTION, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                           NO PAR
                         SERIES A SERIES B VALUE   ADDITIONAL
                          COMMON   COMMON  COMMON   PAID-IN   RETAINED
                          STOCK    STOCK   STOCK    CAPITAL   EARNINGS   TOTAL
                         -------- -------- ------  ---------- --------  -------
Balance, January 1,
 1994...................   $--      $--    $ 299     $2,390   $11,013   $13,702
Net loss................    --       --      --         --     (2,341)   (2,341)
Compensation under non-
 statutory stock option
 agreements.............    --       --      --         325       --        325
                           ----     ----   -----     ------   -------   -------
Balance, December 31,
 1994...................    --       --      299      2,715     8,672    11,686
                           ----     ----   -----     ------   -------   -------
Recapitalization........     68       22    (299)       209       --        --
Net income..............    --       --      --         --      1,273     1,273
Compensation under non-
 statutory stock option
 agreements.............    --       --      --          98       --         98
                           ----     ----   -----     ------   -------   -------
Balance, December 31,
 1995...................     68       22     --       3,022     9,945    13,057
                           ----     ----   -----     ------   -------   -------
Net income..............    --       --      --         --      4,756     4,756
Compensation under non-
 statutory stock option
 agreements.............    --       --      --         230       --        230
                           ----     ----   -----     ------   -------   -------
Balance, December 31,
 1996...................     68       22     --       3,252    14,701    18,043
                           ----     ----   -----     ------   -------   -------
Net income..............    --       --      --         --      2,452     2,452
Compensation under non-
 statutory stock option
 agreements.............    --       --      --         785       --        785
                           ----     ----   -----     ------   -------   -------
Balance, September 30,
 1997...................   $ 68     $ 22   $ --      $4,037   $17,153   $21,280
                           ====     ====   =====     ======   =======   =======


                       See notes to financial statements.

                              PC CONNECTION, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                          NINE MONTHS ENDED
                            YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                           ----------------------------  --------------------
                             1994      1995      1996       1996       1997
                           --------  --------  --------  ----------- --------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)......... $ (2,341) $  1,273  $  4,756    $ 2,101   $  2,452
Adjustments to reconcile
 net income to net cash
 provided by (used for)
 operating activities:
  Depreciation and
   amortization...........    2,143     2,795     2,815      1,976      2,713
  Deferred state income
   taxes..................     (169)     (100)       48        --         (53)
  Compensation under
   nonstatutory stock
   option agreements......      325        98       230        162        785
  Provision for doubtful
   accounts...............      580       997     1,297        900      1,577
  Gain (loss) on sales of
   assets.................      (22)      (37)      (53)       --          54
Changes in assets and
 liabilities:
  Accounts receivable.....   (2,685)   (5,840)   (6,244)    (1,437)    (5,075)
  Inventories --
   merchandise............   (8,494)    7,993   (22,157)   (12,254)   (16,326)
  Prepaid expenses and
   other current assets...     (974)     (479)      529      1,063        759
  Accounts payable........   16,836   (10,501)   14,428      3,544     17,143
  Amounts payable to
   stockholders...........      --        --        --         --       2,958
  Accrued expenses and
   other liabilities......      577     1,007      (165)       579      1,400
                           --------  --------  --------    -------   --------
      Net cash provided by
       (used for)
       operating
       activities.........    5,776    (2,794)   (4,516)    (3,366)     8,387
                           --------  --------  --------    -------   --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Purchases of property and
 equipment................   (4,875)     (945)   (3,433)    (2,036)    (3,421)
Proceeds from sale of
 property and equipment...      112        40        63        --          22
                           --------  --------  --------    -------   --------
      Net cash used for
       investing
       activities.........   (4,763)     (905)   (3,370)    (2,036)    (3,399)
                           --------  --------  --------    -------   --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Proceeds from short-term
 borrowings...............   45,356    64,882    84,484     56,560    112,476
Repayment of short-term
 borrowings...............  (45,142)  (65,482)  (77,110)   (51,308)  (116,653)
Proceeds from (repayment
 of) term loan............      --      5,000       --         --        (250)
Repayment of notes
 payable-- stockholders...   (1,013)     (573)      --         --         --
                           --------  --------  --------    -------   --------
      Net cash provided by
       (used for)
       financing
       activities.........     (799)    3,827     7,374      5,252     (4,427)
                           --------  --------  --------    -------   --------
Increase (decrease) in
 cash.....................      214       128      (512)      (150)       561
Cash, beginning of
 period...................      332       546       674        674        162
                           --------  --------  --------    -------   --------
Cash, end of period....... $    546  $    674  $    162    $   524   $    723
                           ========  ========  ========    =======   ========
SUPPLEMENTAL CASH FLOW
 INFORMATION:
Interest paid............. $    547  $  1,197  $  1,247    $   782   $  1,021
Income taxes paid.........       84        31        96         51        175

                       See notes to financial statements.

                              PC CONNECTION, INC.

                         NOTES TO FINANCIAL STATEMENTS
    (INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996, IS
      UNAUDITED) (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PC Connection, Inc. (the "Company") is one of the leading direct marketers of brand-name personal computers and related peripherals, software, and networking products to business, education, government, and consumer end users located primarily in the United States. The following is a summary of significant accounting policies.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates.

 Interim Results for the Nine Months Ended September 30, 1996 (unaudited)

  In the opinion of management, the accompanying unaudited interim financial statements for the nine months ended September 30, 1996 have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim period.

 Revenue Recognition

  Revenue on product sales is recognized at the time of shipment. A reserve for product returns is established based upon historical trends.

 Inventories--Merchandise

  Inventories (all finished goods) consisting of software packages, computer systems and peripheral equipment, are stated at cost (determined under the first-in, first-out method) or market, whichever is lower.

  Changes in the inventory reserve consisted of the following:

                                                           NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                               --------------------------  ------------------
                                1994     1995      1996      1996      1997
                               ------- --------  --------  --------  --------
Beginning reserve.............   $150  $    800    $1,056    $1,056    $1,705
Current period provision,
 charged to cost of sales.....    720       745     1,508       873     2,745
Inventory write-offs, net.....    (70)     (489)     (859)     (538)   (2,765)
                               ------  --------  --------  --------  --------
Ending reserve................   $800    $1,056    $1,705    $1,391    $1,685
                               ======  ========  ========  ========  ========

 Advertising Costs and Revenues

  Costs of producing and distributing catalogs are deferred and charged to expense over the period that each catalog remains the most current selling vehicle (generally one to two months). Other advertising costs are expensed as incurred. Vendors have the ability to place advertisements in the catalogs for which the Company receives advertising allowances and incentives. These revenues are recognized on the same basis as the catalog costs.

  Advertising costs charged to expense were $15,808, $19,411, $19,878, $13,142 and $19,519 for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997,

                              PC CONNECTION, INC.

respectively. Advertising costs of $698 and $698 were deferred and are included in prepaid expenses and other current assets at December 31, 1995 and 1996, respectively. Deferred advertising revenues at September 30, 1997 exceeded deferred advertising costs of $686 and, accordingly, such deferred costs are included in accrued expenses and other liabilities.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is provided for both financial and income tax reporting purposes over the estimated useful lives of the assets ranging from 3 to 7 years. For property acquired prior to 1996, depreciation was provided using accelerated methods. On January 1, 1996, the Company changed its accounting policy to provide depreciation on all property and equipment acquired after that date using the straight-line method. The effect of this change in accounting policy was to increase 1996 income before income taxes by approximately $330 ($.03 per share, on a pro forma basis). Amortization of leasehold improvements is provided for by the straight-line method for both financial and income tax reporting purposes. For financial reporting purposes, leasehold improvements are amortized over the terms of the related leases or their useful lives, whichever is shorter, whereas for income tax reporting purposes, they are amortized over the applicable tax lives. The Company periodically evaluates the carrying value of property and equipment based upon current and anticipated net income and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net income and/or cash flows will be less than the asset carrying value.

 Tax Status and Income Taxes

  The stockholders of the Company have elected S Corporation tax status. As a result of this election, the taxable income of the Company is reported in the individual federal income tax returns of the stockholders, and no provision for federal income taxes is included in the accompanying financial statements.

  The Company and certain of its affiliates (entities under common control) file their New Hampshire business profits tax returns on a unitary basis. Each company calculates its tax provision on a separate company basis as if it filed a separate tax return.

  Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income taxes comprise the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Effective with the closing of the Company's proposed initial public offering ("the Offering," see Note 12), the Company's S Corporation election will automatically be terminated, and the Company will be subject to federal and state income taxes as a C Corporation from that date forward.

 Additional Stockholder/Officer Compensation

  Additional stockholder/officer compensation represents amounts accrued or distributed in excess of aggregate annual base salaries approved by the Board of Directors and generally represents Company-related federal income tax obligations payable by the stockholders.

 Fair Value of Financial Instruments

  The fair value of the Company's financial instruments, consisting of accounts receivable, accounts payable and bank borrowings, approximates carrying value.

                              PC CONNECTION, INC.

 Concentration of Credit Risk

  Concentrations of credit risk with respect to trade account receivables are limited due to the large number of customers comprising the Company's customer base. Ongoing credit evaluations of customer's financial condition are performed.

 Stock-Based Compensation

  Compensation expense associated with awards of stock or options to employees is measured using the intrinsic value method in accordance with APB Opinion No.
25. The Company's Board of Directors estimates fair value using market valuations of comparable publicly traded companies.

 Recent Pronouncements of the Financial Accounting Standards Board

  Recent pronouncements of the Financial Accounting Standards Board ("FASB"), which are not required to be adopted at September 30, 1997, include the following Statements of Financial Accounting Standards ("SFAS"):

     SFAS No. 128, "Earnings Per Share," which will be required to be adopted by the Company for the fiscal year ending December 31, 1997, specifies the computation, presentation, and disclosure requirements for earning per share for entities with publicly-held common stock. This new accounting standard will require presentation of basic earnings per share and diluted earnings per share. The effect of adopting this standard would be to report pro forma basic net income per share of $0.38 and $0.71, and pro forma diluted net income per share of $0.36 and $0.68, for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.

    SFAS No. 129, "Disclosure of Information about Capital Structure," which will be effective for the Company for the year ending December 31, 1997, consolidates existing disclosure requirements. This new standard contains no change in disclosure requirements for the Company.

    SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income (all changes in equity during a period except those resulting from investments by and distributions to owners) and its components in the financial statements. This new standard, which will be effective for the Company for the year ending December 31, 1998, is not currently anticipated to have a significant impact on the Company's financial statements based on the current financial structure and operations of the Company.

    SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which will be effective for the Company for the year ending December 31, 1998, establishes standards for reporting information about operating segments in the annual financial statements, selected information about operating segments in interim financial reports and disclosures about products and services, geographic areas and major customers. This new standard may require the Company to report financial information on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments, which may result in more detailed information in the notes to the Company's financial statements than is currently required and provided. The Company has not yet determined the effect, if any, of implementing SFAS No. 131 on its reporting of financial information.

2. PRO FORMA INFORMATION

 Results of Operations

  The following pro forma adjustments have been made to the historical results of operations to make the presentation comparable to what would have been reported had the Company operated as a C Corporation:

    (i) Elimination of stockholder/officer compensation expense in excess of aggregate annual base salaries of $600 to be in effect during 1998 in accordance with employment agreements; and

                              PC CONNECTION, INC.

    (ii) Computation of income tax expense assuming an effective tax rate of 39% (see Note 8) and after adjusting stockholder/officer compensation expense described in (i) above.

  Pro forma net income per share is based upon the weighted average number of common and common equivalent shares outstanding. The pro forma weighted average number of common shares outstanding assumes that all stock options granted in January 1997, February 1997 and July 1997 were outstanding for all periods presented. Common equivalent shares are not included in the per share calculations where the effect of their inclusion would be anti-dilutive, except in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83. The Bulletin requires that all common shares issued and options to purchase shares of common stock granted by the Company during the twelve-month period prior to filing of a proposed initial public offering be included in the calculation as if they were outstanding for all periods. The pro forma weighted average number of common shares outstanding for 1996 and for the nine months ended September 30, 1997 also assumes that shares required to pay the stockholder dividend totalling approximately $26,000 (assuming a price per share equal to the mid-point of the expected filing range of the Offering) were outstanding for all of 1996 and for the nine months ended September 30, 1997.

  Pro forma supplemental net income per share of $ 0.39 and $0.65 for 1996 and the nine months ended September 30, 1997, respectively, assumes that the net proceeds from the Offering, after payment of the $26,000 stockholder dividend, are used to retire debt.

 Financial Position (unaudited)

  The following pro forma adjustments have been made to the historical balance sheet to make the presentation comparable to what would have been reported had the Company operated as a C Corporation:

    (i) Declaration of a stockholder dividend of approximately $26,000 representing cumulative undistributed S Corporation earnings through September 30, 1997 (see Note 12); and

    (ii) Establishment of net deferred income tax assets of approximately $2,500 resulting from the termination of the Company's S Corporation status.

3. ACCOUNTS RECEIVABLE

  Accounts receivable consisted of the following:

                                                  DECEMBER 31,     SEPTEMBER 30,
                                                 ----------------  -------------
                                                  1995     1996        1997
                                                 -------  -------  -------------
   Trade........................................ $10,334  $16,125     $24,889
   Co-op advertising............................   3,922    3,880       3,028
   Vendor returns, rebates and other............   4,010    5,309       4,198
                                                 -------  -------     -------
       Total....................................  18,266   25,314      32,115
   Less allowances for:
     Sales returns..............................  (1,250)  (2,650)     (3,800)
     Doubtful accounts..........................    (920)  (1,621)     (3,774)
                                                 -------  -------     -------
   Accounts receivable, net..................... $16,096  $21,043     $24,541
                                                 =======  =======     =======

  Changes in the allowance for sales returns consisted of the following:

                                                                  NINE MONTHS
                                                 YEAR ENDED          ENDED
                                                DECEMBER 31,     SEPTEMBER 30,
                                            -------------------- -------------
                                             1994   1995   1996   1996   1997
                                            ------ ------ ------ ------ ------
   Allowance for Sales Returns
     Beginning balance..................... $  800 $1,250 $1,250 $1,250 $2,650
     Net adjustments, charged to sales
      returns..............................    450    --   1,400    150  1,150
                                            ------ ------ ------ ------ ------
     Ending balance........................ $1,250 $1,250 $2,650 $1,400 $3,800
                                            ====== ====== ====== ====== ======

                              PC CONNECTION, INC.

  Changes in the allowance for doubtful accounts consisted of the following:

                                        YEAR ENDED         NINE MONTHS ENDED
                                       DECEMBER 31,          SEPTEMBER 30,
                                   ----------------------  -------------------
                                   1994   1995     1996      1996      1997
                                   ----  -------  -------  --------  ---------
   Allowance for Doubtful
    Accounts:
     Beginning balance............ $610  $   894  $   920  $    920  $   1,621
     Provision for doubtful
      accounts charged to
      expense.....................  580      997    1,297       900      1,577
     Provision charged to other
      operating accounts (i.e.,
      cost of sales,
      advertising)................  479      525      456       455      2,298
     Write-off of uncollectible
      accounts.................... (775)  (1,496)  (1,052)     (577)    (1,722)
                                   ----  -------  -------  --------  ---------
     Ending balance............... $894  $   920  $ 1,621  $  1,698  $   3,774
                                   ====  =======  =======  ========  =========

4. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                DECEMBER 31,      SEPTEMBER 30,
                                              ------------------  -------------
                                                1995      1996        1997
                                              --------  --------  -------------
   Leasehold improvements...................  $  4,326  $  4,093    $  3,764
   Furniture and equipment..................    15,762    18,087      20,191
   Software licenses........................     1,007     1,060       1,415
   Automobiles..............................       271       278         175
                                              --------  --------    --------
     Total..................................    21,366    23,518      25,545
   Less accumulated depreciation and amorti-
    zation..................................   (14,303)  (15,847)    (17,242)
                                              --------  --------    --------
   Property and equipment, net..............  $  7,063  $  7,671    $  8,303
                                              ========  ========    ========

5. BANK BORROWINGS

  At September 30, 1997, the Company had a revolving credit agreement with a bank providing for short-term borrowings equal to the lesser of $30,000 or an amount determined by a formula based on accounts receivable and inventory balances, and a term loan for $5,000, due in quarterly installments of $250 through March 31, 2002. Short-term borrowings were collateralized by all accounts receivable and inventories (other than inventories pledged to secure trade credit arrangements) and bear interest at the prime rate plus 0.5% (8.5% at September 30, 1997). The term loan is collateralized by all other assets of the Company and bears interest at the prime rate plus 1.0% (9.0% at September 30, 1997). The revolving credit agreement includes various customary financial and operating covenants, including working capital requirements, debt-to-net-worth ratios, minimum net income requirements and restrictions on the payment of dividends, except for distributions in respect of income taxes, none of which, in the opinion of management, significantly restricts the Company's operations.

  Certain information with respect to short-term borrowings was as follows:

                                WEIGHTED AVERAGE MAXIMUM AMOUNT AVERAGE AMOUNT
                                 INTEREST RATE    OUTSTANDING    OUTSTANDING
                                ---------------- -------------- --------------
   Year ended December 31,
     1994......................        7.9%         $11,349         $6,215
     1995......................       10.0%          12,000          9,613
     1996......................        9.0%          18,999          7,921
   Nine months ended September
    30,
     1996......................        9.0%          10,543          5,816
     1997......................        8.6%          16,770          7,929

                              PC CONNECTION, INC.

6. TRADE CREDIT ARRANGEMENTS

  At September 30, 1997, the Company had security agreements with two financial institutions to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The agreements allow a collateralized position in inventory financed by the financial institutions up to an aggregate amount of $24,900 (with seasonal increases to $37,350 from October 22, 1997 through January 31, 1998). The cost of such financing under these agreements is borne by the suppliers. At September 30, 1997, accounts payable included $10,572 owed to these financial institutions.

7. STOCKHOLDERS' EQUITY

 Common Stock

  On March 28, 1995, the Company amended its Articles of Incorporation to change the par value of its stock to $.01 per share. Additionally, the Company reclassified the 10,000,000 authorized shares of common stock to 7,500,000 shares of Series A Non-Voting Common Stock, par value $.01 per share, and 2,500,000 shares of Series B Voting Common Stock, par value $.01 per share, with one vote per share.

 1993 Incentive and Non-Statutory Stock Option Plan

  In December 1993, the Board of Directors adopted and the stockholders approved the 1993 Incentive and Non-Statutory Stock Option Plan (the "Plan"). Under the terms of the Plan, the Company is authorized to make awards of restricted stock and to grant incentive and non-statutory options to employees of, and consultants and advisors to, the Company to purchase shares of the Company's common stock. A total of 1,450,000 shares of the Company's common stock may be issued upon exercise of options granted or awards made under the Plan. Options vest over varying periods up to four years and are restricted as to exercise except upon the occurrence of certain events, including an initial public offering of the Company's common stock (see Note 12). All restrictions on options expire no more than seven years from the date of grant.

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, compensation expense for options awarded under the Plan in 1994, 1995, 1996, and the nine months ended September 30, 1996 and 1997, has been recognized using the intrinsic value method. The effect of recording compensation expense under the provisions of SFAS No. 123 would have had no effect on unaudited pro forma net income per share in any of the periods presented.

  Information regarding the Plan is as follows:

                                                             WEIGHTED
                                                             AVERAGE   WEIGHTED
                                                    OPTION   EXERCISE  AVERAGE
                                                    SHARES    PRICE   FAIR VALUE
                                                   --------  -------- ----------
   Outstanding, January 1, 1994...................      --
     Granted......................................  560,000   $2.86     $5.62
                                                   --------
   Outstanding, December 31, 1994.................  560,000    2.86
     Granted......................................  240,000    3.98      2.38
     Forfeited.................................... (300,000)   3.17
                                                   --------
   Outstanding, December 31, 1995.................  500,000    3.21
     Granted......................................   90,000    1.89      3.76
     Forfeited.................................... (140,000)   4.71
                                                   --------
   Outstanding, December 31, 1996.................  450,000    2.48
     Granted......................................  349,000    5.05      3.35
                                                   --------
   Outstanding, September 30, 1997................  799,000    3.60
                                                   ========

                              PC CONNECTION, INC.

  At September 30, 1997, no options were exercisable under the Plan. The following table summarizes the status of outstanding stock options as of September 30, 1997:

                                                                                    WEIGHTED-
                                                                                     AVERAGE
                                       OPTIONS                                      REMAINING
   EXERCISE PRICE                    OUTSTANDING                                   LIFE (YEARS)
   --------------                    -----------                                   ------------
       $1.00                           427,500                                         6.8
       $5.00                           135,000                                         9.2
       $7.50                           236,500                                         9.1

  The fair value of options at the date of grant was estimated using the minimum value method. Risk-free interest rates and expected lives of option grants used in applying this pricing model were 6% and seven years, respectively, in 1994, 1995, 1996 and the nine months ended September 30, 1997.

  The minimum value pricing method was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. Management believes that the assumptions used and the model applied to value the awards yields a reasonable estimate of the fair value of the grants made under the circumstances, given the alternatives available under SFAS No. 123.

   Aggregate compensation expense, related to options granted at exercise prices less than fair value on the dates of grant, is being charged to expense ratably over seven years from the dates of grant (see Note 12). Compensation expense charged to operations totaled $325, $98, $230, $162, and $785 in 1994, 1995, 1996, and the nine months ended September 30, 1996 and 1997, respectively (net of expense reversals related to forfeitures by terminated employees aggregating $139 and $49 in 1995 and 1996, respectively).


8. INCOME TAXES

  The provision (benefit) for income taxes was ($124), $38 and $252 for the years ended December 31, 1994, 1995 and 1996, respectively, and $134 and $429 for the nine months ended September 30, 1996 and 1997, respectively. These provisions are based on the state income tax obligations of the Company as an S Corporation. Certain items of income are recognized in different years for financial reporting and income tax purposes, and the Company has recorded deferred tax assets for the state income tax effect of these differences. Deferred tax assets were $269, $221 and $274 at December 31, 1995 and 1996 and September 30, 1997, respectively, and were included in prepaid expenses and other current assets.

  Effective with the closing of the Company's proposed initial public offering (see Note 12), the Company's S Corporation election will automatically be terminated and the Company will then record the provision for income taxes as a C Corporation. The provision (benefit) for income taxes on a pro forma basis consisted of the following:

                                               YEAR ENDED     NINE MONTHS ENDED
                                            DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                            ----------------- ------------------
   Currently payable:
     Federal...............................      $2,988             $5,360
     State.................................         349                625
                                                 ------             ------
                                                  3,337              5,985
                                                 ------             ------
   Deferred:
     Federal...............................        (842)            (1,372)
     State.................................         (98)              (159)
                                                 ------             ------
                                                   (940)            (1,531)
                                                 ------             ------
                                                 $2,397             $4,454
                                                 ======             ======

                              PC CONNECTION, INC.

  The components of the pro forma net deferred tax asset are as follows:

                                                 DECEMBER 31,   SEPTEMBER 30,
                                                     1996           1997
                                                 ------------ -----------------
   Provisions for bad debts....................    $   632         $ 1,472
   Inventory costs capitalized for tax
    purposes...................................        371             503
   Inventory reserve...........................        471             879
   Accumulated depreciation....................        379             618
   Compensation under non-statutory stock
    option agreements..........................        255             561
   Deductible expenses, primarily employee-
    benefit related............................        369             466
   Additional stockholder/officer
    compensation...............................        491             --
   Other liabilities...........................     (1,635)         (1,725)
                                                   -------         -------
   Deferred tax asset--net.....................    $ 1,333         $ 2,774
                                                   =======         =======

  The reconciliation of the Company's pro forma income tax provision to the statutory federal tax rate is as follows:

                                                  YEAR ENDED  NINE MONTHS ENDED
                                                 DECEMBER 31,   SEPTEMBER 30,
                                                     1996           1997
                                                 ------------ -----------------
   Statutory tax rate..........................       35.0%           35.0%
   State income taxes, net of federal benefit..        2.6             2.6
   Nondeductible expenses......................        0.2             0.2
   Other--net..................................        1.2             1.2
                                                   -------         -------
   Effective income tax rate...................       39.0%           39.0%
                                                   =======         =======

  As of September 30, 1997, the Company had no net operating loss carry forwards or other tax benefits available to offset future taxable income.

9. EMPLOYEE BENEFIT PLANS

  The Company has a contributory profit-sharing plan covering all qualified employees. No contributions to the profit-sharing plan were made in 1994, 1995, 1996, or the nine months ended September 30, 1997 by the Company. The Company made matching contributions to an employee savings plan of approximately $103, $102, $177, $143, and $148 in 1994, 1995, 1996, and the
nine months ended September 30, 1996 and 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  The Company leases certain office facilities from its principal stockholders under 20-year noncancelable operating leases. The lease agreement for one facility requires the Company to pay all real estate taxes and insurance premiums related thereto. The Company also leases several other buildings from the its principal stockholders on a month-to-month basis.

  In addition, the Company leases office and warehouse facilities from unrelated parties with remaining terms of one to four years.

                              PC CONNECTION, INC.

  Future aggregate minimum annual lease payments under these leases at September 30, 1997 are as follows:

   YEAR ENDING DECEMBER 31                        RELATED PARTIES OTHERS TOTAL
   -----------------------                        --------------- ------ ------
   1997 (3 months)...............................     $   63      $  264 $  327
   1998..........................................        251         774  1,025
   1999..........................................        251         447    698
   2000..........................................        251         447    698
   2001..........................................        251         --     251
   2002 and thereafter...........................      1,238         --   1,238
                                                      ------      ------ ------
                                                      $2,305      $1,932 $4,237
                                                      ======      ====== ======

  Total rent expense aggregated $852, $1,072, $1,057, $889, and $1,029 for the years ended December 31, 1994, 1995, 1996, and the nine months ended September 30, 1996 and 1997, respectively, under the terms of the leases described above. Such amounts included $341, $298, $111 (net of a $200 lease termination payment received), $231 and $227 in 1994, 1995, 1996, and the nine months ended September 30, 1996 and 1997, respectively, paid to related parties.

 Contingencies

  The Company is subject to various legal proceedings and claims which have arisen during the ordinary course of business. In the opinion of management, the outcome of such matters will not have a material effect on the Company's financial position, results of operations and cash flows.

11. OTHER RELATED-PARTY TRANSACTIONS

  Other related-party transactions include the transactions summarized below. Related parties consist primarily of affiliated companies related to the Company through common ownership.


                                                                NINE MONTHS
                                                YEAR ENDED         ENDED
                                               DECEMBER 31,    SEPTEMBER 30,
                                              ---------------- --------------
                                              1994  1995  1996  1996   1997
                                              ----  ----  ---- ------ -------
   Revenue:
     Provision of management and other
      services to various affiliated
      companies.............................. $49   $78   $--  $  --  $   --
     Sales of various products...............  39    48     37     25       9
     Rental of property and equipment to
      affiliated company..................... 186    --    --     --      --
     Sales of property and equipment:
       Net book value........................ (77)  (30)   --     --      (14)
       Proceeds.............................. 102    33     19    --        1
   Costs:
     Purchase of services from affiliated
      companies.............................. 278    80    763    377   1,163
     Interest paid to stockholders...........  74     4    --     --      --

  During 1994, the Company transferred to its stockholders certain patents, patent application rights and related proprietary materials related to certain technologies then under development by the Company. The carrying value of these assets at the time of transfer was nil as all related costs had been expensed as incurred. Research and development costs related to these activities and expensed by the Company during the year ended December 31, 1994, aggregated approximately $1,065. All development activities related to these technologies

                              PC CONNECTION, INC.

were assumed, effective January 1, 1995, by a new affiliate organized by the Company's stockholders. The Company did not incur any research and development costs during the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.

12. SUBSEQUENT EVENTS

 Initial Public Offering (unaudited)

  The Company is pursuing an initial public offering of its common stock. The Company plans to use a portion of the net proceeds of the Offering to repay certain of the Company's bank borrowings under its revolving credit agreement and term note payable (Note 5) and to make a distribution to current stockholders in an amount equal to the Company's cumulative undistributed tax basis S Corporation retained earnings at the closing date of the Offering. Had the closing date of the Offering occurred on September 30, 1997, the dividend payable to the stockholders would have been approximately $26,000. Such dividend payable has been reflected in the pro forma balance sheet as of September 30, 1997.

 Recapitalization of the Company (unaudited)

  The Company expects to amend and restate its Articles of Incorporation immediately prior to the consummation of the Offering. Pursuant to this amendment, the Company will convert all of the issued and outstanding shares of Series A Non-Voting Common Stock, $.01 par value per share, and Series B Voting Common Stock, $.01 par value per share, into shares of a single series of voting Common Stock, $.01 par value.

 Amendment of Revolving Credit Agreement

  As of November 19, 1997, the Company and its banks amended its revolving credit agreement to increase the maximum level of borrowings under the agreement from $30,000 to $45,000 and to reduce the interest rate on borrowings under both loans to the prime rate.

 Operating Lease Commitment

  In November 1997, the Company entered into a fifteen-year operating lease for a new corporate headquarters with an affiliated company related to the Company through common ownership. The Company expects to occupy the facility in the Summer of 1998, and the lease will be effective upon the date of occupancy. Annual rent expense under the terms of the lease, as amended on December 29, 1997, will be approximately $823 for the first five years of the lease, increasing to $926 for years six through ten and $1,000 for years eleven through fifteen.

 Compensation Under Non-Statutory Stock Option Agreements

  Upon consummation of the Offering, certain restrictions as to the exercise of options granted under the Company's 1993 Incentive and Non-Statutory Stock Option Plan will expire. The Company is currently recording compensation expense for certain options granted at prices less than their fair value ratably over seven years from the dates granted, since such options are not exercisable except upon occurrence of certain events (see Note 7). Effective with the consummation of the Offering, the Company will record an additional one-time charge for stock-option compensation expense of approximately $665, representing the cumulative effect of recording compensation expense relating to these options over their vesting periods.

 Termination of S Corporation Election

  Effective with the consummation of the Offering, the Company's S Corporation election will automatically terminate and the Company expects to record a tax benefit of approximately $2,500 relating to the establishment of net deferred assets for future tax deductions resulting from the termination of the S Corporation election.

                              PC CONNECTION, INC.

 1997 Employee Stock Purchase Plan

  On November 21, 1997, the Board of Directors adopted and the stockholders approved the 1997 Employee Stock Purchase Plan ("the Purchase Plan"), which becomes effective on the closing of the Offering. The Purchase Plan authorizes the issuance of Common Stock to participating employees. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the offering period, whichever is lower.

 1997 Stock Incentive Plan

  On November 21, 1997, the Board of Directors adopted and the stockholders approved the 1997 Stock Incentive Plan, providing for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, performance shares and awards of restricted stock and unrestricted stock.

                                   * * * * *

INSIDE BACK COVER
-----------------

[ACROSS THE TOP OF THE PAGE:
         PICTURE OF THE RACCOON CHARACTER(R) WITH AWARDS AROUND ITS NECK TO THE LEFT AND THE TEXT "PC CONNECTION YOUR SOURCE FOR COMPUTERS, SOFTWARE AND PERIPHERALS SINCE 1982"]


[AT LEFT CENTER OF PAGE:
         CAPTION ABOVE PICTURE: DISTRIBUTION CENTER
         PICTURE OF INDIVIDUALS PACKING PRODUCTS TO FILL ORDERS AT THE DISTRIBUTION CENTER.
         CAPTION BELOW PICTURE: CUSTOMERS CAN PLACE THEIR ORDERS FOR PRODUCTS UNTIL 2:45 A.M. ET AND STILL GET OVERNIGHT DELIVERY.]

[AT MIDDLE CENTER OF PAGE:
         CAPTION ABOVE PICTURE: SALES TEAM
         PICTURE OF SALES PEOPLE AT THE CALL CENTER TAKING CALLS.
         CAPTION BELOW PICTURE: PC CONNECTION SERVICES CUSTOMERS FROM ITS CALL CENTERS LOCATED IN KEENE, HUDSON AND MILFORD, NEW HAMPSHIRE.]

[AT RIGHT CENTER OF PAGE:
         CAPTION ABOVE PICTURE: DATA CENTER
         PICTURE OF COMPANY MANAGEMENT INFORMATION COMPUTER SYSTEMS.
         CAPTION BELOW PICTURE: THE COMPANY'S MARKETING AND SALES ACTIVITIES ARE SUPPORTED BY MULTIPLE IBM AS/400 AND RS6000 COMPUTERS, PLUS WINDOWS NT-BASED SERVERS.]

[ACROSS THE BOTTOM OF THE PAGE:
         15 YEARS OF MAIL-ORDER EXPERIENCE]

         [UNDER CAPTION LEFT COLUMN LISTS THE FOLLOWING:

         1982  PC CONNECTION FOUNDED EXCLUSIVELY
               TO SERVE THE IBM PC CUSTOMER.

         1984  MACCONNECTION DIVISION FOUNDED
               EXCLUSIVELY TO SERVE THE APPLE
               MACINTOSH CUSTOMER.

         1987  EVERYTHING OVERNIGHT.(R) CUSTOMER
               ORDERS PLACED UP TO 8 P.M. ET ARE
               DELIVERED THE NEXT DAY.

         1989  30-DAY MONEY-BACK GUARANTEES
               OFFERED ON MOST PRODUCT LINES.]

         [RIGHT COLUMN LISTS THE FOLLOWING:

         1990  EVERYTHING OVERNIGHT(R) SERVICE
               EXTENDED TO 2:45 A.M. ET, INCLUDING
               DELIVERY ON SATURDAY.

         1991  ONE-MINUTE MAIL ORDER.(R) NEW CALLER
               ID APPLICATIONS SPEED ORDER TAKING.
               ORDERS PLACED ON WEEKENDS ARE DELIVERED
               MONDAY MORNING.

         1993  COMPUTERS CUSTOM-CONFIGURED AT NO
               ADDITIONAL CHARGE; ORDERS PLACED BY
               MIDNIGHT ARE DELIVERED THE NEXT DAY.

         1996  PC CONNECTION ONLINE SUPERSTORE DEBUTS
               ON THE WEB.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALES PERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PRO-SPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  18
Business.................................................................  25
Management...............................................................  34
Certain Transactions.....................................................  41
Principal Stockholders...................................................  43
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  45
Underwriting.............................................................  47
Legal Matters............................................................  48
Experts..................................................................  48
Additional Information...................................................  48
Index to Financial Statements............................................ F-1

                                 ------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      SHARES

                              PC CONNECTION, INC.

                                 COMMON STOCK


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                            NATIONSBANC MONTGOMERY
                               SECURITIES, INC.

                            WILLIAM BLAIR & COMPANY


                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                               ----------------

                                  PROSPECTUS

                               ----------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                    AMOUNT TO BE
                                                                        PAID
     SEC registration fee..........................................   $17,425
     NASD filing fee...............................................   $ 6,250
     Nasdaq National Market Listing Fee............................   $  *
     Blue Sky fees and expenses....................................   $  *
     Printing and engraving expenses...............................   $  *
     Legal fees and expenses.......................................   $  *
     Accounting fees and expenses..................................   $  *
     Transfer agent and registrar fees.............................   $  *
     Miscellaneous expenses........................................   $  *
                                                                      -------
       Total.......................................................   $
                                                                      =======

    ---------------------
    * To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article ELEVENTH of the Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") provides that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director or an officer, except with respect to: (a) the amount of a financial benefit received by the director or officer to which he is not entitled; (b) an intentional infliction of harm on the Registrant or its stockholders; (c) a violation of New Hampshire Revised Statutes Annotated ("RSA") 293-A:8.33 (providing for liability for the approval of payment of certain unlawful dividends to stockholders); or (d) an intentional violation of criminal law.


  RSA 293-A:8.51 and 8.56 empower a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in connection with any civil or criminal suit or proceeding (other than a derivative action) to which they are parties or threatened to be made parties by reason of being directors or officers, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful). The power to indemnify in connection with an action or suit by or in the right of the corporation (a derivative action) is more limited. Indemnification against expenses actually and reasonably incurred is required if a director or officer is wholly successful in defense of an action, suit or proceeding of the type where indemnity is permitted by the statute. Unless ordered by a court, indemnification under the statute, other than mandatory indemnification against expenses, may be made only if a determination that indemnification is proper has been made by a prescribed vote of the board of directors, special legal counsel in certain cases, by the stockholders or by the prescribed vote of a committee duly designated by the board of directors, in certain cases. Indemnification provided for by RSA 293-A:8.50-8.58 is not exclusive and a corporation is empowered to maintain insurance on behalf of its directors and officers against any liability asserted against them in that capacity, whether or not the corporation would have the power under the RSA to indemnify them.

  Article TWELFTH of the Restated Articles provides that the Registrant shall indemnify any director or officer to the fullest extent permitted by RSA 293-A:8.50-8.58. The Company maintains insurance on behalf of its directors and officers against liability asserted against them in that capacity.

  Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Not applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


    1.1  Form of Underwriting Agreement.
   *3.1 Restated Articles of Incorporation of Registrant as currently in effect.
  **3.2 Form of Restated Articles of Incorporation of Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration Statement.
   *3.3  Bylaws of Registrant, as amended to date.
  **3.4 Form of Bylaws of Registrant to be effective on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration Statement.
  **4.1  Form of Registrant's Stock Certificate.
  **5.1  Opinion of Hale and Dorr LLP
  *10.1  1993 Incentive and Non-statutory Stock Option Plan, as amended.
 **10.2  1997 Stock Incentive Plan.
  *10.3 Lease between the Registrant and Miller-Valentine Partners, dated September 24, 1990, as amended, for property located at 2870 Old
         State Route 73, Wilmington, Ohio.
  *10.4 Lease between the Registrant and Lower Bellbrook Company, dated September 26, 1997, for property located at 643-651 Lower Bellbrook Avenue, Xenia, Ohio.
  *10.5  Lease between the Registrant and Gallup & Hall partnership, dated
         May 1, 1997, for property located at 442 Marlboro Street, Keene,
         New Hampshire.
  *10.6  Lease between the Registrant and Gallup & Hall partnership, dated
         June 1, 1987, as amended, for property located in Marlow, New
         Hampshire.
  *10.7  Lease between the Registrant and Gallup & Hall partnership, dated
         July 22, 1988, for property located at 450 Marlboro Street, Keene,
         New Hampshire.
  *10.8  Lease between the Registrant and Dataproducts Corporation, dated
         June 22, 1993, as amended, for property located at 582 Route 13
         South, Milford, New Hampshire.
  *10.9  Lease between the Registrant and Century Park, LLC, dated October
         1, 1997 for property located at Route 111, Hudson, New Hampshire.
  10.10 Amended and Restated Lease between the Registrant and G&H Post, LLC, dated December 29, 1997 for property located at Route 101A, Merrimack, New Hampshire.
 *10.11  Sublease between the Registrant and ABX Air Inc., dated June 7,
         1995, for property located at 2870 Old State Route 73, Wilmington,
         Ohio.
 *10.12 Employment Agreement between the Registrant and Wayne L. Wilson, dated August 16, 1995.
 *10.13 Employment Agreement between the Registrant and Robert F. Wilkins, dated December 23, 1995.
 *10.14 Letter Agreement between the Registrant and R. Wayne Roland, dated March 4, 1997.
*+10.15 Letter Agreement between the Registrant and Airborne Freight Corporation D/B/A "Airborne Express," dated April 30, 1990, as amended.

 *+10.16 Agreement between the Registrant and Ingram Micro, Inc., dated October 30, 1997, as amended.
   10.17 State Street Bank and Trust Company Revolving Line of Credit and Term Loan, dated March 31, 1997, as amended.
   10.18 Employment Agreement, dated as of January 1, 1998, between the Registrant and Patricia Gallup.
   10.19 Employment Agreement, dated as of January 1, 1998, between the Registrant and David Hall.
 **11.1   Statement regarding weighted average share computation.
   23.1   Consent of Deloitte & Touche LLP.
 **23.2   Consent of Hale and Dorr LLP (included in Exhibit 5.1).
  *24.1   Power of Attorney (see page II-4).
  *27.1   Financial Data Schedule

---------------------

* Previously filed.

** To be filed by amendment.
+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

    Not applicable.

  Schedules not listed have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Restated Articles of Incorporation or the RSA or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, PC Connection, Inc., a corporation organized and existing under the laws of the State of New Hampshire, has duly caused this Amendment to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milford, State of New Hampshire, on this 14th day of January, 1998.

                                          PC Connection, Inc.

                                            /s/ Patricia Gallup
                                          By __________________________________
                                            Patricia Gallup
                                            Chairman of the Board, President
                                            and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            Signature                         Title                   Date


                                   Chairman of the Board,
    /s/ Patricia Gallup*            President and Chief          January 14,
_________________________________   Executive Officer            1998
         Patricia Gallup            (principal executive
                                    officer)

                                   Senior Vice President,
    /s/ Wayne L. Wilson*            Chief Operating Officer      January 14,
_________________________________   and Chief Financial          1998
         Wayne L. Wilson            Officer (principal
                                    financial and accounting
                                    officer)


      /s/ David Hall*              Vice Chairman of the Board    January 14,
_________________________________                                1998
           David Hall


  /s/ David Beffa-Negrini*         Director                      January 14,
_________________________________                                1998
       David Beffa-Negrini


   /s/ Martin C. Murrer*           Director                      January 14,
_________________________________                                1998
        Martin C. Murrer


    /s/ Peter J. Baxter*           Director                      January 14,
_________________________________                                1998
         Peter J. Baxter

    /s/ Wayne L. Wilson
*By ________________________

      Wayne L. Wilson
      Attorney-in-fact

                                 EXHIBIT INDEX
EXHIBITS                                                                    PAGE


    1.1  Form of Underwriting Agreement.
   *3.1  Restated Articles of Incorporation of Registrant as currently in effect.
  **3.2  Form of Restated Articles of Incorporation of Registrant to be
         filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration Statement.
   *3.3  Bylaws of Registrant, as amended to date.
  **3.4 Form of Bylaws of Registrant to be effective on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration Statement.
  **4.1  Form of Registrant's Stock Certificate.
  **5.1  Opinion of Hale and Dorr LLP
  *10.1  1993 Incentive and Non-statutory Stock Option Plan, as amended.
 **10.2  1997 Stock Incentive Plan.
  *10.3 Lease between the Registrant and Miller-Valentine Partners, dated September 24, 1990, as amended, for property located at 2870 Old
         State Route 73, Wilmington, Ohio.
  *10.4 Lease between the Registrant and Lower Bellbrook Company, dated September 26, 1997, for property located at 643-651 Lower Bellbrook Avenue, Xenia, Ohio.
  *10.5  Lease between the Registrant and Gallup & Hall partnership, dated
         May 1, 1997, for property located at 442 Marlboro Street, Keene,
         New Hampshire.
  *10.6  Lease between the Registrant and Gallup & Hall partnership, dated
         June 1, 1987, as amended, for property located in Marlow, New
         Hampshire.
  *10.7  Lease between the Registrant and Gallup & Hall partnership, dated
         July 22, 1988, for property located at 450 Marlboro Street, Keene,
         New Hampshire.
  *10.8  Lease between the Registrant and Dataproducts Corporation, dated
         June 22, 1993, as amended, for property located at 582 Route 13
         South, Milford, New Hampshire.
  *10.9  Lease between the Registrant and Century Park, LLC, dated October
         1, 1997 for property located at Route 111, Hudson, New Hampshire.
  10.10 Amended and Restated Lease between the Registrant and G&H Post, LLC, dated December 29, 1997 for property located at Route 101A, Merrimack, New Hampshire.
 *10.11  Sublease between the Registrant and ABX Air Inc., dated June 7,
         1995, for property located at 2870 Old State Route 73, Wilmington,
         Ohio.
 *10.12  Employment Agreement between the Registrant and Wayne L. Wilson, dated August 16, 1995.
 *10.13 Employment Agreement between the Registrant and Robert F. Wilkins, dated December 23, 1995.
 *10.14 Letter Agreement between the Registrant and R. Wayne Roland, dated March 4, 1997.
*+10.15 Letter Agreement between the Registrant and Airborne Freight Corporation D/B/A "Airborne Express," dated April 30, 1990, as amended.
*+10.16  Agreement between the Registrant and Ingram Micro, Inc., dated
         October 30, 1997, as amended.
  10.17  State Street Bank and Trust Company Revolving Line of Credit and
         Term Loan, dated March 31, 1997, as amended.
  10.18 Employment Agreement, dated as of January 1, 1998, between the Registrant and Patricia Gallup.
  10.19 Employment Agreement, dated as of January 1, 1998, between the Registrant and David Hall.
**11.1   Statement regarding weighted average share computation.
  23.1   Consent of Deloitte & Touche LLP.
**23.2   Consent of Hale and Dorr LLP (included in Exhibit 5.1).
 *24.1   Power of Attorney (see page II-4).
 *27.1   Financial Data Schedule

---------------------

 * Previously filed.

** To be filed by amendment.
+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.